Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 10, 2021

EMERGING FUELS TECHNOLOGY, INC.

6024 S. 116th East Avenue

Tulsa, Oklahoma 74146

Tel.: 918.286.6802

20,833,333 SHARES OF NON-VOTING COMMON STOCK,

MINIMUM INVESTMENT: $360

SEE “SECURITIES BEING OFFERED” AT PAGE 40

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer
Per share	$3.60	$0.036	$3.564
Total Maximum	$74,999,998.80	$749,999.99	$74,249,998.81

(1)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. Dalmore will also be providing certain administrative and compliance related functions in connection with this offering. See “Plan of Distribution and Selling Securityholders” for details.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements.

The Company has engaged Lending Club Bank as escrow agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of the Company’s Non-Voting Common Stock has no voting rights. Holders of the Common Stock will continue to hold the voting power of all of the Company’s equity stock at the conclusion of this offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Sales of these securities will commence on approximately [date].

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the terms “EFT,” “the Company,” “we,” and “us” refer to Emerging Fuels Technology Inc.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements)

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

ii

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Emerging Fuels Technology Inc. is a well-established energy technology company with a research and development facility in Tulsa, Oklahoma. EFT has a growing patent portfolio with revenue from contract research, license fees and catalyst sales from multiple licensed projects at various stages of development. EFT is focused on using its technology to profitably turn waste sources of carbon into drop-in compatible fuels and chemicals that greatly reduce Greenhouse Gas (“GHG”) emissions.

EFT was initially formed as a limited liability company under the laws of the State of Oklahoma on November 26, 2007 and was converted to a corporation on October 29, 2010.

Our products

We are focused on the development and implementation of methods for producing synthetic fuels and chemicals from a variety of carbonaceous feedstocks such as natural gas, biogas, CO2, municipal solid waste (“MSW”), biomass and bio-derived oils.

In addition to our Gas-to-Liquids (“GTL”) and Biogas-to-Liquids (”BioGTL”) experience we have worked and licensed our technology for other feedstocks (“XTL”) including Biomass-to-Liquids (“BTL”), MSW-to-Liquids and CO₂-to-Liquids (“CO₂TL”) projects around the world.   Additionally, we have applied our upgrading technology to a wide range of feedstocks such as algae, plant oils and plastics.

Our offerings include technology licensing for GTL, BioGTL, XTL, and CO2TL projects with start-up support and training services. Furthermore, we provide a range of related engineering and laboratory services, which include contract catalyst development, catalyst testing, analytical services, process development, process modeling producing product samples, process scale-up, engineering and design, and technology evaluations.

Our mission

Our mission is to continuously invest in technological innovation and apply our technology to the construction of facilities owned by the Company to generate revenue: (a) for GTL and BioGTL projects, to provide our clients a solution based on commercially proven components that are ready for integration into a complete, sound, verifiable and financeable package; and (b) for XTL projects (biomass, MSW or CO2) to provide our Fischer-Tropsch (“FT”) synthesis technology and product upgrading technology with integration into the client’s plant.

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The Offering

Securities offered:	Maximum of 20,833,333 Shares of Non-Voting Common Stock

Offering price per share:	$3.60

Minimum investment:	The minimum investment in this offering is $360

Common Stock outstanding before the offering (1)	27,352,941.40 shares

Non-Voting Common Stock outstanding before the offering (2)	0 shares

Series A Preferred Stock outstanding before the offering (1)	3,766,588.20 shares

Use of proceeds:	We intend to use the net proceeds of this offering to design, fully develop and construct three BioGTL plants and one FlareBuster plant based on our proprietary technology. See “Use of Proceeds to Issuer” for details.

(1)	Gives effect to the 10,000-for-1 stock split effected by the Company on July 20, 2021. See “Securities Being Offered.” Does not include shares issuable upon exercise of options outstanding under the 2013 Equity Award Plan or warrants.
(2)

Does not include shares of Non-Voting Common Stock issuable at the election of investors under the convertible balloon loans issued by the Company (“Convertible Balloon Loans”) or upon exercise of warrants issued to investors in connection with the Convertible Balloon Loans. See “MD&A – Liquidity and Capital Resources.”

Selected Risks Associated with Our Business

-	We do not have a history of building, owning and operating commercial renewable/alternative transportation fuels facilities.
-	We have a history of generating losses.
-	We may underestimate the cost of constructing, operating and maintaining our planned facilities.
-	We will need substantial additional capital to expand our business and expect to raise additional capital through debt and equity offerings.
-	We face risks relating to environmental laws and regulations.

-	Our ability to develop and sell our products is subject to government regulation.

-	We may be unable to obtain renewable fuel credits
-	We may face risks related to sales in California.
-	We face risks related to changes in government regulations.
-	We may face challenges in obtaining market acceptance of our planned products.
-	We face customer acquisition risks.
-	Limited availability of feedstock may adversely affect us.
-	Our business model depends on our ability to manage our supply chain.
-	We rely on third parties to provide services essential to the success of our business.
-	Our business will be subject to fluctuations in commodity prices.
-	Growth may place significant demands on our management and our infrastructure.
-	Loss of key personnel including key management personnel and key technical personnel, or failure to attract and retain additional personnel could delay our product development programs and harm our research and development efforts and our ability to meet our business objectives.
-	Our business may be disrupted by physical disasters and environmental accidents.

-	We may face product liability claims.
-	Our operating results may fluctuate from period to period.
-	Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.
-	We face risks related to our international expansion plans.
-	We face risks related to our intellectual property.
-	The effects of the novel coronavirus may further materially and adversely affect our business, results of operations and liquidity.
-	We depend on clients that may face financial conditions that may impact our collection of receivables.
-	We face additional risks related to the offering and ownership of our securities.

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RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business and Industry

We do not have a history of building, owning and operating commercial renewable/alternative transportation fuels facilities.

We do not have a history of building, owning, and operating our planned facilities. We have not yet commercialized our renewable/alternative transportation fuels plant nor have we generated any revenue from them. We are subject to the substantial risk of failure facing businesses seeking to develop new products.

Certain factors that could, alone or in combination, prevent us from successfully commercializing our products include:

•	technical challenges developing our commercial production processes that we are unable to overcome;
•	our ability to finance the roll-out of our planned standardized commercial production facilities, including securing private or public debt and/or equity financing, project financing and/or federal, state and local government incentives;
•	our ability to achieve commercial-scale production of renewable transportation fuels on a cost-effective basis and in the time frame we anticipate;
•	our ability to secure and maintain customers to purchase any renewable transportation fuels we produce from our planned commercial production facilities;
•	our ability to produce renewable transportation fuels that meet our potential customers’ specifications;
•	our ability to secure access to sufficient feedstock quantities at economic prices;
•	our ability to secure and maintain all necessary regulatory approvals for the production, distribution and sale of our renewable/alternative transportation fuels and to comply with applicable laws and regulations; and
•	actions of direct and indirect competitors that may seek to enter the renewable/alternative transportation fuels markets in competition with us or that may seek to impose barriers to one or more aspects of the renewable/alternative transportation fuels business that we are pursuing.

We have no experience producing renewable transportation fuels at the scale needed for the development of our business or in building the facilities necessary for such production, and we will not succeed if we cannot effectively scale our proprietary technology platform and process design.

We must demonstrate our ability to apply our proprietary technology platform and process design at commercial scale to convert natural gas into alternative fuels and chemicals and to convert biogas into renewable transportation fuels on an economically viable basis. Such production will require that our proprietary technology platform and process design be scalable from our demonstration unit to commercial production facilities. We have not yet completed construction of or operated a commercial-scale production facility, and our technology may not perform as expected when applied at the scale that we plan or we may encounter operational challenges for which we are unable to devise a workable solution.

As a result of these risks, we may be unable to achieve commercial-scale production in a timely manner, or at all. If these risks materialize, our business and ability to commercialize our renewable transportation fuels would be adversely affected.

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We have a history of generating losses.

We have a history of net losses, and we expect significant increases in our costs and expenses to result in continuing losses as we seek to build and operate our renewable transportation fuels plants. We have incurred substantial net losses since our inception, including net losses of approximately $850,130 for the year ended December 31, 2020. We expect these losses to continue. As of December 31, 2020, we had an accumulated deficit of $11.9 million. We expect to incur additional costs and expenses related to the continued development and expansion of our business, including our research and development expenses, continued testing and development at our pilot and demonstration facilities and engineering and design work and construction of our planned commercial production facilities. We have not yet commercialized our renewable transportation fuels plants. We cannot assure you that we will ever achieve or sustain profitability on a quarterly or annual basis.

We may underestimate the cost of constructing, operating and maintaining our planned facilities.

The actual cost of constructing, operating and maintaining the facilities necessary to produce our renewable/alternative transportation fuels in commercial volumes may be significantly higher than we plan or anticipate.

The production of commercial volumes of our renewable/alternative transportation fuels will require the construction of commercial-scale facilities. The construction of these new facilities will require the expenditure of significant amounts of capital, which may exceed our estimates. We may be unable to complete these facilities at the planned costs, on schedule or at all. The construction of new facilities may be subject to construction cost overruns due to labor costs, labor shortages or delays, costs of equipment and materials, weather delays, inflation or other factors, which could be material. In addition, the construction of our facilities may be subject to the receipt of approvals and permits from various regulatory agencies. Those agencies may not approve the projects in a timely manner or may impose restrictions or conditions on a production facility that could potentially prevent construction from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost.

If and when our facilities are constructed, our operating and maintenance costs may be significantly higher than we anticipate. In addition, our facilities may not operate as efficiently as we expect and may experience unplanned downtime, which may be significant.

We will need substantial additional capital to expand our business and expect to raise additional capital through debt and equity offerings.

We will need substantial additional capital in the future in order to expand our business.

We require substantial additional capital to grow our business, particularly as we design, engineer and construct our commercial production facilities. The extent of our need for additional capital will depend on many factors, including our ability to obtain equity and debt financing from various public or private sources and to meet any related equity contribution requirements, whether we succeed in producing renewable/alternative transportation fuels at commercial scale, our ability to control costs, the progress and scope of our research and development projects, the effect of any acquisitions of other businesses or technologies that we may make in the future and the filing, prosecution and enforcement of patent claims.

We will need to raise additional funds to build our planned standard commercial production facilities and subsequent facilities, continue the development of our technology and products and commercialize any products resulting from our research and development efforts. Future financings that involve the issuance of equity securities or securities that are convertible into equity would cause our existing shareholders to suffer dilution. In addition, debt financing sources may be unavailable to us and any debt financing may subject us to restrictive covenants that limit our ability to conduct our business. We may be unable to raise sufficient additional funds on acceptable terms, or at all. If we are unable to raise sufficient funds, our ability to fund our operations, take advantage of strategic opportunities, develop products or technologies, or otherwise respond to competitive pressures could be significantly impacted. If this happens, we may be forced to delay the construction of commercial production facilities, delay, scale back or terminate research or development programs or the commercialization of products resulting from our technologies, curtail or cease operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or grant licenses on terms that are unfavorable to us. If adequate funds are unavailable, we will be unable to execute successfully our business plan or possibly continue our business.

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We face risks relating to environmental laws and regulations.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

The production of renewable/alternative fuels involves the emission of various airborne pollutants. As a result, we are subject to several different environmental laws, regulations and permitting requirements administered by the EPA and the states where our facilities are and may be located, including Clean Air Act, or “CAA,” requirements. These laws, regulations and permitting requirements may restrict our emissions, affect our ability to make changes to our operations, and otherwise impose limitations on or require controls on our operations. In addition to costs that we expect to incur to achieve and maintain compliance with these laws, new or more stringent CAA standards or other environmental requirements in the future also may limit our operating flexibility or require the installation of new controls at our facilities.

In recent years, the U.S. Congress has been considering legislation to further restrict or regulate emissions of greenhouse gases (“GHGs”), such as carbon dioxide and methane, that are understood to contribute to global warming. In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions. Independent of Congress, the EPA has adopted regulations controlling GHG emissions under its existing CAA authority.

At this time, the projected GHG emissions from our proposed facilities, would meet the applicable thresholds for GHG permitting or reporting requirements. Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, any future federal laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of GHGs could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions and administer and manage a GHG emissions program. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Our ability to develop and sell our products is subject to government regulation.

We may be unable to obtain regulatory approval for the registration of our products as transportation fuels or as cellulosic biofuel under applicable regulatory requirements. The denial or delay of any of such approvals could delay our commercialization efforts and adversely impact our potential customer relationships, business and results of operations. The aforementioned regulatory approvals and requirements include any and all federal, state, county and municipal approvals and requirements.

Our renewable/alternative transportation fuels will be subject to government regulation in our target markets. The U.S. Environmental Protection Agency, or EPA, administers the Clean Air Act, which regulates the commercial registration, distribution and use of fuel products or fuel additives.

Before an entity can introduce a fuel or fuel additive into commerce, it must register that fuel or fuel additive with the EPA. Our gasoline, jet and diesel blendstocks have not been registered with the EPA as a fuel. In addition, in order for our gasoline, jet or diesel blendstocks to qualify as a renewable fuel, advanced biofuel or cellulosic biofuel for the purpose of satisfying the mandates of the Renewable Fuel Standard program (“RFS2”), upon petition the EPA will conduct its own assessment of the greenhouse gas emissions associated with the production and use of our gasoline, jet or diesel blendstocks and must verify that our feedstocks qualify as renewable cellulosic biofuel. Products that we may make from natural gas as the feedstock are considered Alternative and do not qualify as renewable.

The EPA may not complete this assessment in a timely manner, which could delay or increase the costs of the commercialization of our products, or it may determine that our gasoline, jet or diesel blendstocks do not reduce greenhouse gas emissions in a sufficient amount to qualify as a renewable fuel, advanced biofuel or cellulosic biofuel under RFS2. The EPA could also decide that our feedstocks do not meet the definition of renewable, and thus our products would be ineligible for RFS2 credits. A decision by the EPA that our products do not qualify as a renewable fuel, advanced biofuel or cellulosic biofuel for purposes of satisfying renewable fuel mandates would significantly reduce demand and value for our product, which would materially and adversely affect our business.

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We may be unable to obtain renewable fuel credits.

The price of renewable fuel credits may reduce demand for our products. RFS2 allows additional RIN credits to be granted to obligated parties who blend into their fuel more than the required percentage of renewable fuels in a given year. The price of renewable fuel credits may reduce demand for our products.

RFS2 allows additional RIN credits to be granted to obligated parties who blend into their fuel more than the required percentage of renewable fuels in a given year. These credits may be traded to other parties or may be used in subsequent years to satisfy RFS2 requirements. The trading prices of renewable fuel and advanced biofuel RIN credits are influenced by, among other factors, the transportation costs associated with renewable fuels, the mandated level of renewable fuel use for a specific year, the possibility of waivers of renewable fuel mandates and the expected supply of renewable fuel products. Any reduction in the cost of RIN credits could reduce the demand (or value) for our renewable transportation fuels.

We may face risks related to sales in California.

The Company intends to sell it products in California which will require certain certifications from the California Air Resources Board (“CARB”) and determination of a Carbon Intensity (“CI”) number for its products under California's Low Carbon Fuels Standard (“LCFS”). See “The Company’s Business – Market -- Renewable Fuels Standard (RFS) in the United States -- The California LCFS Program.” The value of these LCFS credits is based on the CI of the product and market value for the credits at the time of sale. Our inability to sell our products in California would negatively impact the value of our products.

We face risks related to changes in government regulations.

Our future success may depend on our ability to produce our renewable/alternative transportation fuels without government incentives on a cost-competitive basis with petroleum-based fuels. If current or anticipated government incentives are reduced significantly or eliminated and petroleum-based fuel prices are lower or comparable to the cost of our renewable/alternative transportation fuels, demand for our products may decline (or the value of our product may decline), which could adversely affect our future results of operations.

Changes in government regulations, including mandates, tax credits, subsidies and other incentives, could have a material adverse effect upon our business and results of operations.

The market for renewable fuels is heavily influenced by foreign, federal, state and local government regulations and policies. Changes to existing, or adoption of new foreign, federal, state and local legislative and regulatory initiatives that impact the production, distribution or sale of renewable/alternative fuels may harm our business.

The EPA could also revise qualification standards for renewable fuels in ways that increase our expenses by requiring different feedstocks, imposing extensive tracking and sourcing requirements, or prevent products from our process from qualifying as a renewable fuel under RFS2.

In addition, the U.S. Congress has passed legislation that extends tax credits for, among other things, the production of certain renewable fuel products as contemplated by our current process design. However, we cannot assure you that this or any other favorable legislation will remain in place. Any reduction in or phasing out or elimination of existing tax credits, subsidies and other incentives in the United States and foreign markets for renewable fuels, or any inability of us or our prospective customers to access such credits, subsidies and other incentives, may adversely affect demand (or value) for, and increase the overall cost of our renewable transportation fuels, which would adversely affect our business. In addition, market uncertainty regarding future policies may also affect our ability to develop new renewable products and to sell products to our potential customers. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our business, financial condition and results of operations.

6

We may face challenges in obtaining market acceptance of our planned products.

We may face challenges in obtaining market acceptance of our renewable/alternative transportation fuels, and our business would be harmed if they are not accepted by prospective customers in the transportation fuels market.

We intend to market our renewable/alternative transportation fuels as gasoline, jet and diesel blendstocks to refiners, terminal and rack owners and end users. These potential customers frequently impose lengthy and complex product qualification procedures on new blendstocks, influenced by finished product specifications, processing considerations, regulatory issues and other factors. Potential customers may be reluctant to adopt new products due to a lack of familiarity with our blendstocks even though our gasoline, jet and diesel blendstocks meet industry specifications. In addition, our renewable transportation fuels may need to satisfy product certification requirements of equipment manufacturers. For example, fleet owners may need to certify that the use of our renewable transportation fuels in their vehicles will not invalidate product warranties. If we are unable to convince prospective customers that our gasoline, jet and diesel blendstocks are compatible with their existing processes or that the use of our products is otherwise to their benefit, our business will be adversely affected.

Any offtake agreements negotiated for the sale and purchase of the gasoline, jet and diesel blendstocks from our first commercial production facility are subject to the satisfaction of certain technical, commercial and production requirements. If we fail to meet these requirements, our commercialization plan will be harmed.

Currently, we have no offtake agreements for the sale and purchase of the gasoline, jet or diesel blendstocks to be produced at any commercial production facility and expect that such agreements will be subject to the satisfaction of certain technical, commercial and production requirements. These agreements are not likely to affirmatively obligate our counterparties to purchase specific quantities of any products from us at this time, and these agreements will likely contain important conditions that must be satisfied before any such purchases are made. These conditions include that we and our counterparties agree on product specifications for our gasoline, jet and diesel blendstocks and that our products conform to those specifications. If we do not satisfy these contractual requirements and if we subsequently are unable to renegotiate those terms, our counterparties may terminate the agreements and our commercialization plan will be harmed.

We have limited experience in structuring arrangements with prospective customers for the purchase of our renewable/alternative transportation fuels, including price mechanisms that allow us to realize the benefit of any government incentives our renewable transportation fuels generate for ourselves or our potential customers, and we may not succeed in this essential aspect of our business.

We have not yet completed the commercial development of our renewable/alternative transportation fuels, and we have limited experience structuring arrangements with potential customers that would allow us to benefit from new government incentives for renewable fuels. Our pricing formula with these potential customers must be designed to allow us to realize the benefits of cellulosic biofuel renewable identification number (“RIN”) credits, cellulosic biofuel tax credits and other government incentives we generate for ourselves or our customers. Markets that value cellulosic biofuel RIN credits and other government incentives may take a long period of time to develop or may not materialize at all. These events could delay our ability to capitalize on the opportunities presented to us by our technology, including preventing us from achieving commercialization of our renewable transportation fuels.

We face customer acquisition risks.

Further, we plan to sell large amounts of our products to specific potential customers, and this will require that we effectively negotiate contracts for these relationships. The companies with which we expect to have customer arrangements generally are much larger and have substantially greater bargaining power than us. As a result, we may be ineffective in negotiating the terms of our relationships with these companies, which could adversely affect our future results of operations.

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Limited availability of feedstock may adversely affect us.

The production of our renewable/alternative transportation fuels will require significant amounts of feedstock at multiple locations, and we may be unable to acquire sufficient amounts of feedstock to produce the amount of our products that we commit to sell to potential customers, or we may experience difficulties or incur costs obtaining such feedstock.

The successful commercialization of our renewable transportation fuels will require us to acquire and process large amounts of feedstock, which primarily will be biogas from landfills and anaerobic digesters. We may experience difficulties in obtaining access to feedstock and transporting feedstock to our commercial production facilities. Our access to feedstock may be adversely affected by competitors seeking to acquire such feedstock.

We may be unable to secure sufficient feedstock for our planned commercial production facilities on terms acceptable to us or at all. If we are unable to secure cost-effective feedstock, our ability to produce our renewable transportation fuels would be adversely affected. The price of biogas feedstock may increase or become volatile due to changes in demand, such as the increased use of such feedstock in the generation of renewable electricity or the creation of renewable natural gas. Such changes would result in higher feedstock prices and/or a significant decrease in the volume of biogas available for the production of the renewable transportation fuels we plan to sell, which could adversely affect our business and results of operations.

Our business model depends on our ability to manage our supply chain.

Our business model and the successful commercialization of our renewable/alternative transportation fuels will depend on our ability to locate commercial production facilities near low-cost, abundant and sustainable sources of renewable biogas and in proximity to adequate infrastructure. Our ability to place facilities in locations where we can economically produce our renewable/alternative transportation fuels from nearby feedstock and transport those fuels to potential customers will be subject to the availability and cost of land, the availability of adequate infrastructure and skilled labor resources in such areas, and to legal and regulatory risks related to land use, permitting and environmental regulations. If we are unable to locate facilities at sites that allow economical production and transport of our products, our ability to produce renewable/alternative transportation fuels cost-effectively could be adversely affected.

A disruption in our supply chain for components of our proprietary catalyst could materially disrupt or impair our ability to produce renewable transportation fuels.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to supply the components of our proprietary catalyst and we require third parties to provide commercial toll manufacture of our proprietary catalyst.

Our operations could be materially disrupted if we lose any of these suppliers or if any supplier experiences a significant interruption in its manufacturing and is unable to provide an adequate supply of these components to meet our demand. Any such disruptions or delays could have a material adverse effect on our business and results of operations.

Our business will be subject to fluctuations in commodity prices.

We intend to market our gasoline, jet and diesel blendstocks as alternatives to corresponding petroleum-based fuels. If the price of petroleum-based fuels declines, we may be unable to produce gasoline, jet and diesel blendstocks that are cost-effective alternatives to their petroleum-based counterparts. Declining oil prices, or the perception of a future decline in oil prices, would adversely affect the prices we can obtain from our potential customers or prevent us from entering into agreements with potential customers for our products.

8

Petroleum prices have been extremely volatile. If petroleum prices were to decline from present levels and remain at lower levels for extended periods of time, the demand (or value) for renewable fuels could be reduced, and our results of operations and financial condition may be adversely affected.

In addition, some of our commercial production facilities may use significant amounts of natural gas to operate. Accordingly, our business depends on natural gas supplied by third parties. An increase in the price of natural gas could adversely affect our results of operations and financial condition.

Growth may place significant demands on our management and our infrastructure.

Growth may place significant demands on our management and our infrastructure.

We have experienced, and may continue to experience, expansion of our business as we continue to make efforts to develop and bring our products to market. Our growth and operations have placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, results of operations and financial condition would be harmed.

Loss of key personnel, including key management personnel and key technical personnel, or failure to attract and retain additional personnel could delay our product development programs and harm our research and development efforts and our ability to meet our business objectives.

Loss of key personnel, including key management personnel and key technical personnel, or failure to attract and retain additional personnel could delay our product development programs and harm our research and development efforts and our ability to meet our business objectives.

Our business requires a management team and employee workforce that is knowledgeable in the technological and commercial areas in which we operate. The loss of any key member of our management or key technical and operational employees, or the failure to attract or retain such employees could prevent us from developing and commercializing our products and executing our business strategy. We may be unable to attract or retain qualified employees in the future due to the intense competition for qualified personnel among catalyst, refining, alternative and renewable fuel businesses, or due to the unavailability of personnel with the qualifications or experience necessary for our business. Competition for such personnel from numerous companies and academic and other research institutions may limit our ability to hire individuals with the necessary experience and skills on acceptable terms. In addition, we expect that the execution of our strategy of constructing multiple commercial production facilities to bring our products to market will require the expertise of individuals experienced and skilled in managing complex, first-of-kind capital development projects.

All of our employees are at-will employees, which means that either the employee or we may terminate their employment at any time. If we are unable to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to commercialize our products, meet the demands of our potential customers in a timely fashion or to support our internal research and development programs, which could impair our ability to meet our business objectives and adversely affect our results of operations and financial condition.

Our business may be disrupted by physical disasters and environmental accidents.

Our corporate headquarters, research and development and pilot plant facilities are located in Tulsa, OK, which is an area exposed to and affected by tornadoes. Major tornadoes may cause significant disruption in our operations which could have an adverse impact on our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business insurance to compensate us for losses that may occur.

We are not insured against environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, some of which may result in toxic tort claims. Any losses or damages could have a material adverse effect on our cash flows and success as an overall business.

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We may face product liability claims.

We may be subject to product liability claims and other claims of our potential customers.

The design, development, production and sale of our renewable transportation fuels involve an inherent risk of product liability claims and the associated adverse publicity. We may be named in product liability suits relating to our gasoline, jet and diesel blendstocks or the finished gasoline and diesel fuel containing our blendstocks, even for defects resulting from errors of our potential customers. These claims could be brought by various parties, including potential customers who are purchasing our products directly from us or other users who purchase our products from our customers.

In addition, our potential customers may bring suits against us alleging damages for the failure of our products to meet specifications or other requirements. Any such suits, even if unsuccessful, could be costly and disrupt the attention of our management and damage our negotiations with other potential customers.

Although we seek to limit our product liability in contracts with our potential customers, including indemnification from customers for such product liability claims, such limits may not be enforceable or may be subject to exceptions. Our insurance coverage may be inadequate to cover all potential liability claims. Insurance coverage is expensive and may be difficult to obtain. Also, insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot assure that our potential customers will have adequate insurance coverage to cover against potential claims. If we experience a large insured loss, it might exceed our coverage limits, or our insurance carrier may decline to further cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position.

Our operating results may fluctuate from period to period.

Our operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of investors, which could cause our stock price to decline.

Our financial condition and operating results may vary significantly from year to year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•	our ability to achieve or maintain profitability;
•	historically our operating results are most influenced by our revenues from technology license fees and catalyst sales. The timing of these large technology license fees and catalyst transactions are often unpredictable and make revenues and profits fluctuate;
•	the feasibility of producing our renewable transportation fuels on a commercial scale;
•	our ability to manage our growth;
•	fluctuations in the price of and demand for petroleum-based products;
•	the availability of cost-effective renewable feedstock sources;
•	the existence of government programs and incentives or regulation;
•	potential issues related to our ability to report accurately our financial results in a timely manner;
•	our dependence on, and the need to attract and retain, key management and other personnel;
•	our ability to obtain, protect and enforce our intellectual property rights;
•	potential advantages that our competitors and potential competitors may have in securing funding or developing projects;
•	our ability to obtain additional capital that may be necessary to expand our business;
•	business interruptions such as tornadoes, hurricanes, natural disasters and accidents;
•	our ability to comply with laws and regulations;
•	our ability to properly handle and dispose of hazardous materials used in our business; and
•	our ability to use our net operating loss carryforwards to offset future taxable income.

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Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code has occurred after each of our previous issuances of common stock, preferred stock and convertible debt. In addition, if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations.

If we fail to maintain an effective system of internal controls, we might be unable to report our financial results accurately or prevent fraud; in that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

We face risks related to our international expansion plans.

International expansion is one of our growth strategies, and international operations will expose us to additional risks that we do not face in the United States, which could have an adverse effect on our operating results.

We expect to focus our initial business and operations in the United States; however, international expansion is one of our growth strategies. If and when we expand internationally, our operations will be subject to a variety of risks that we do not face in the United States including:

•	building and managing experienced foreign workforces and overseeing and ensuring the performance of foreign subcontractors;
•	increased travel, infrastructure and legal and compliance costs associated with multiple international locations;
•	additional withholding taxes or other taxes on our foreign income, and tariffs or other restrictions on foreign trade or investment;
•	imposition of, or unexpected adverse changes in, foreign laws or regulatory requirements, many of which differ from those in the United States;
•	increased exposure to foreign currency exchange rate risk;
•	longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable;
•	difficulties in repatriating overseas earnings;
•	general economic conditions in the countries in which we operate; and
•	political unrest, war, incidents of terrorism or responses to such events.

Our overall success in international markets will depend, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where we do business. Our failure to manage these risks successfully could harm our international operations, reduce our international sales and increase our costs, thus adversely affecting our business, financial condition and operating results.

We face risks related to our intellectual property.

There are many companies developing technology in this area of business, and other parties may have intellectual property rights which could limit our ability to operate freely.

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Our commercial success depends on our ability to operate without infringing the patents and proprietary rights of other parties and without breaching any agreements we enter. We are aware of other parties applying various technologies to make renewable/alternative transportation fuels from biogas. We cannot determine with certainty whether patents of other parties may materially affect our ability to conduct our business. Because patent applications can take several years to issue, there may currently be pending applications, unknown to us, that may result in issued patents that cover our technologies or product candidates. We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties. The existence of third-party patent applications and patents could significantly reduce the scope of coverage of any patents granted to us and limit our ability to obtain meaningful patent protection.

If a third party asserts that we infringe upon its patents or other proprietary rights, we may need to obtain a license, if a license is available, or redesign our technology. We could otherwise face a number of other issues that could seriously harm our competitive position, including:

Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Our patent applications may not result in issued patents, which may allow competitors to more easily exploit technology similar to ours. Part of our expected market advantage depends in part on our ability to maintain adequate protection of our intellectual property for our technologies and products and potential products in the United States and other countries.

We have adopted a strategy of seeking patent protection in the United States and certain foreign countries with respect to certain of the technologies used in or relating to our products and processes.

As of June 30,2021, we had three pending original patent application families containing over 44 pending claims. These intellectual property claims cover different aspects of our technology, and many of them have been or will be filed both in the United States and in various foreign jurisdictions. These patent applications and granted patents are directed to our enabling technologies and to our methods and products that support our business. However, the issuance and enforcement of patents involves complex legal and factual questions. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will cover our enabling technology or the methods or products that support our business, or afford protection against competitors with similar technology. Moreover, the issuance of a patent is not conclusive as to its validity, scope or enforceability, and competitors might successfully challenge the validity, scope or enforceability of any issued patents should we try to enforce them. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications will be granted even if U.S. patents are issued.

Our ability to compete may decline if we are required to enforce or defend our intellectual property rights through costly litigation or administrative proceedings.

Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Identifying unauthorized use of our intellectual property is difficult, because we may be unable to monitor the processes and materials employed by other parties, and the end products of our proprietary technology may be commodities from which it would be difficult to ascertain the methods or materials used in their manufacture.

We cannot be certain that the steps we have taken will prevent unauthorized use of our technology (or a third party’s technology):

•	infringement and other intellectual property claims, which could be costly and time consuming to litigate, whether or not the claims have merit, and which could delay getting our products to market and divert management attention from our business;
•	substantial damages for past infringement, which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;
•	a court prohibition from selling or licensing our technologies or future products unless the holder licenses the patent or other proprietary rights to us, which it would not be required to do; and
•	if a license is available from a third party, an obligation to pay substantial royalties or grant cross licenses to our patents or proprietary rights.

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Proceedings to enforce or defend our intellectual property rights could result in substantial costs, even if the eventual outcome were favorable to us, and would divert both funds and other of our resources from our business objectives. If the outcome of any such proceedings is unfavorable and competitors are able to use our technology without payment to us, our ability to compete effectively could be harmed. Furthermore, the nature of any protection against foreign competition that may be afforded by any patents we may have is often difficult to predict and varies significantly from country to country. Moreover, others may independently develop and obtain patents for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause harm to our business. Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Nevertheless, our proprietary information may be disclosed, third parties could reverse engineer our catalyst and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that compete with ours or may use their greater resources to gain market share at our expense.

Our ability to compete successfully will depend on our ability to develop proprietary technologies that produce interchangeable products in large volumes and at costs below the prevailing market prices for our products. Many of our competitors have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, certain of our competitors may also benefit from local government programs and incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered uneconomical or otherwise obsolete by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation.

In addition, various governments have recently announced a number of spending programs focused on the development of clean technology, including alternatives to petroleum-based fuels and the reduction of carbon emissions. Such spending programs could lead to increased funding for our competitors or the rapid increase in the number of competitors within those markets.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position, and prevent us from achieving or maintaining profitability.

The effects of the novel coronavirus may further materially and adversely affect our business, results of operations and liquidity.

Last year’s novel strain of coronavirus (COVID-19), has resulted in businesses suspending or substantially curtailing global operations and travel, quarantines, and an overall substantial slowdown of economic activity. Transportation fuels in particular, have experienced significant price declines and reduced demand. A further downturn in global economic growth, or recessionary conditions in major geographic regions, could lead to reduced demand for transportation fuels and negatively affect the market prices of our products, further materially and adversely affecting our business, results of operations and liquidity.

13

We depend on clients that may face financial conditions that my impact our collection of receivables.

The Company’s strategy is, in part, based on providing services and technology licenses to established developers of large plants that may be impacted by financial conditions that can, in turn, impact EFT and EFT’s future business prospects: for example, our client and a plant developer, suffered an explosion at one of its plants delaying the payment of royalties due to EFT; similarly, another client and plant developer to which we have been licensing technology, recently announced that it will need to raise additional funding delaying the opening and operations of their plant which, in turn, will impact EFT’s cashflows as receipt of royalty payments will also be delayed.

Risks Related to the Offering and Ownership of Our Securities

The Company is controlled by its founders and other shareholders.

One of the Company’s founders, through The Kenneth L. Agee Trust, currently holds a significant portion of the Company’s Common Stock (43.87%). Black & Veatch Corporation (“B&V”) currently holds all (100%) of the Company’s outstanding Series A convertible participating preferred stock (the “Series A Preferred Stock”). Under the Company’s certificate of incorporation, holders of Series A Preferred Stock are entitled to one vote for each share of Series A Preferred Stock. The Kenneth L. Agee Trust, B&V and all of the Company’s current officers and directors currently hold 63.53% of the combined voting rights of all currently outstanding Common Stock and Series A Preferred Stock. Furthermore, the Company and all of its Common Stock and Series A Preferred Stock shareholders are parties to the Sixth Amended and Restated Shareholders Agreement, dated July 20, 2021 (the “Shareholders Agreement”) under which (among other things) each of The Kenneth L. Agee Trust, B&V, Terry Ingle, and Ray Witten is entitled to designate one person to the Company’s board of directors and all such Common Stock and Series A Preferred Stock shareholders have agreed to vote for such designees.

As a holder of Non-Voting Common Stock, you will not be able to influence our policies or any other corporate matters, including the election of directors, changes to the Company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring shareholder approval. See “Securities Being Offered”. These few people will make all major decisions regarding the Company.

We face risks relating to internal shareholder agreements.

The Company and B&V are parties to that certain Stock Purchase Agreement dated December 2, 2015. Under the Stock Purchase Agreement, B&V has a put option under which any time on or after the fifth anniversary of the agreement (or December 2, 2020) B&V can require the Company to repurchase all of the Series A Preferred Stock from B&V at a per share price based on the Company’s then-current enterprise value. On May 11, 2021, the Company and B&V entered into an agreement whereby B&V agreed to extend the date upon which B&V could exercise such put option from December 2, 2020 to December 2, 2022; provided, however, if the Company does not close on a minimum of $15,000,000 of additional capital on or before June 30, 2022, then B&V may exercise such put option immediately or at any time thereafter. In addition, under the agreement, the Company must (i) pay dividends to B&V under certain circumstances and (ii) use B&V as its engineering, procurement, and construction contractor on all of the Company’s micro-GTL (BioGTL) projects under certain circumstances for a period of 5 years (or until May 11, 2026). If the Company fails to raise sufficient capital as required under the agreement, and B&V were to exercise its option, the Company may not have sufficient funds to repurchase the Series A Preferred Stock and may have to seek financing, which may have an impact on our financial condition.

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The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Oklahoma, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Oklahoma), for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Oklahoma law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares of Non-Voting Common Stock with the effective cash price paid by existing shareholders and assuming that the shares are sold at $3.60 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires. The share numbers and amounts in this table give effect to the Stock Split and assume conversion of all outstanding options into shares of Common Stock at a weighted average exercise price but exclude shares of Non-Voting Common Stock issuable at the option of investors under the Convertible Balloon Loans or upon exercise of warrants issued to investors in connection with the Convertible Balloon Loans. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of December 31, 2020, the date of our latest audited financial statements.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2010-2020	27,352,941.40	–	27,352,941.40	$0.21763	(1)
Outstanding Stock Options (2)	2013-2020	–	1,470,000.00	1,470,000.00	$0.85574	(3)
Outstanding Warrants	2012-2014	–	1,240,000.00	1,240,000.00	$1.30000	(4)
Series A Preferred Stock	2015	3,766,588.20	–	3,766,588.20	$0.79648
Total Common Share Equivalents		31,119,529.60	2,710,000.00	33,829,529.60	$0.34948
Investors in this offering, assuming $75 million raised		20,833,333.00	–	20,833,333.00	$3.60000
Total after inclusion of this offering		51,952,862.60	2,710,000.00	54,662,862.60	$1.58833

(1)	Common shares issued for $0.01/share in 2010, the year the Company converted to a corporation.
(2)	Assumes conversion at exercise price of all outstanding options. Excludes an additional 5,560,000 shares of Common Stock reserved for issuance under the 2013 Equity Award Plan. Excludes 1,200,000 options issued on July 20, 2021.
(3)	Stock option pricing is the weighted average exercise price of outstanding options.
(4)	Warrant pricing is the weighted average exercise price of outstanding warrants.

The officers, directors and affiliated persons of the Company have not purchased any stock in the past year.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 20,833,333 shares of Non-Voting Common Stock at a price of $3.60 per share, as described in this Offering Circular. The minimum investment is $360.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.emergingfuels.com) on a landing page that relates to the offering, https://invest.emergingfuels.com.

The offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

Commissions and Discounts

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept an investor as a customer.
•	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.
•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;
•	Not provide any investment advice nor any investment recommendations to any investor;
•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and
•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the Company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. The Company will also pay a one-time consulting fee of $20,000 which will be after FINRA issues a No Objection Letter and the Commission qualifies the offering. Assuming all of the shares of Non-Voting Common Stock are sold, the Company estimates that total fees due to pay Dalmore, including the advance set up fee, would be $774,999.99 for a fully-subscribed offering.

Transfer Agent

We have engaged KoreTransfer USA LLC to act as our transfer agent (the “Transfer Agent”) for the Company’s securities.

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Investors’ Tender of Funds

After the Commission has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Non-Voting Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, credit card, wire or check. Subscriptions via credit card will be processed via a third-party payment processor integrated. The Company estimates that processing fees for credit card subscriptions will be approximately 2.3%-3% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 50% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds to Issuer” section of this Offering Circular.

In order to invest you will be required to subscribe to the Offering at https://invest.emergingfuels.com and agree to the terms of the offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities, including the proceeds from private placement of Convertible Balloon Loans. See “MD&A – Liquidity and Capital Resources.”

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Oklahoma), for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Oklahoma law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses, commissions and sales by selling shareholders, will be approximately $67.5 million, after deducting estimated offering expenses of approximately $7.5 million.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

	25% of Maximum Offering Amount (in millions)	50% of Maximum Offering Amount (in millions)	75% of Maximum Offering Amount (in millions)	Maximum Offering Amount (in millions)
Gross Proceeds to the Company	$18.75	$37.5	$56.25	$75
Estimated offering fees and expenses	$1.88	$3.75	$5.63	$7.5
Net Proceeds	$16.87	$33.75	$50.62	$67.5
BioGTL plants	$15.00	20.25	$30.25	$30.25
Other capital expenditures	$ --	$0.50	$0.50	$0.50
FlareBuster plant equity	$ --	$10.0	$15.0	$30.0
Business Development	$.50	$.50	$1.5	$2.0
Patents/Legal/Other general and administrative expenses	$0.87	$1.7	$1.57	$2.45
Hiring	$0.20	$0.50	$1.5	$2.0
Expansion of research facility	$0.30	$0.30	$0.30	$0.30
Total net use of proceeds	$16.87	$33.75	$50.62	$67.5

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering. In this event the use of proceeds will be adjusted by management based on the amount raised.

The Company reserves the right to change the use of proceeds at management’s discretion.

Based on a fully funded offering the Company plans to use the proceeds to design, fully develop and construct three BioGTL plants and one FlareBuster plant based on our proprietary technology. The BioGTL plants will utilize waste gases from a landfill or a biodigester and will produce approximately 58 barrel per day (“BPD”) each of renewable transportation fuels. The FlareBuster will preferably be sited to utilize low value natural gas or natural gas liquids or otherwise flared gas as a feedstock and will produce approximately 500 BPD of synthetic alternative fuels. The plant investment includes $0.25 million for a process design package for the BioGTL plants and $0.5 million for the FlareBuster. The Company plans to spend $2 million to develop the project sites. This includes renewable product certification, permitting, site specific engineering details for utilities, access, product storage and transportation connections etc. The Company plans to spend $2.0 million for hiring key personnel for project management, operations, accounting and technical support. The Company also plans to spend $0.3 million for upgrading the Company research control system to be compatible with process plant control hardware. The balance of proceeds is $2.45 million that will be used for legal, patents and general corporate purposes.

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THE COMPANY’S BUSINESS

Overview

EFT’s mission is to license its proprietary technology for the production of transportation fuels and specialty products from synthesis gas made from any carbonaceous material, including, but not limited to, biomass, biogas, natural gas, MSW, and CO2. EFT also seeks to expand its business model to build own and operate plants using its technology in small pre-engineered plants to convert biogas and natural gas into fuels and chemicals.

EFT was initially formed as a limited liability company under the laws of the State of Oklahoma on November 26, 2007 and was converted to a corporation on October 28, 2010.

Principal Products and Services

EFT has a research and development facility in Tulsa, Oklahoma and a growing patent portfolio with revenue from contract research, license fees and catalyst sales from multiple licensed projects at various stages of development. EFT is focused on using its technology to profitably turn waste sources of carbon into drop-in fuels and chemicals that greatly reduce GHG emissions.

The Company

•	sells Fischer-Tropsch catalyst,
•	provides technology license agreements,
•	performs lab and engineering services, and
•	plans to build, own and operate BioGTL and Flarebuster plants utilizing our developed technology.

In general, technology license agreements with clients of the Company provide a license agreement for the use of our intellectual property and catalyst technology, over which the Company holds a significant number of patents.

Current Product and Services Provided to Clients

The Company’s licensing agreements provide for the transfer of licensing rights to proprietary technology, which is considered functional intellectual property. The licensing agreements provide for a prepaid royalty along with ongoing royalties based on output. The prepaid royalty is recognized upon execution of the licensing agreement or based on the timeline specified in the agreement. Typically, the licensing agreements contain a process guarantee to the licensee, which provides that the Company guarantees the output of 100% of the plant design capacity as long as the licensee satisfies certain operational requirements. Failure to achieve the guaranteed output may require the Company to repay a portion of the prepaid royalty based on the percent of design capacity achieved.

As such, the Company defers recognition of a portion of the prepaid royalty until resolution of the process guarantee. The revenue generated by sales of the catalyst is based on a mark-up of the catalyst costs paid to approved catalyst vendors and recognized as obligations are satisfied by those vendors. Revenue from lab and engineering services is earned on a time and materials or percent complete basis and is recognized as the work is performed. Consideration received prior to satisfying the related performance obligations is deferred and revenue will be recognized when the obligations have been met.

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Revenue from the Building, Owning and Operating of Plants Utilizing Funds Provided from this Offering

EFT believes that substantial growth is achievable by using its technology to build, own and operate (“BOO”) renewable fuels and chemical plants, solely or in partnership with others in standardized technology configurations. These configurations are:

(1)	BioGTL - a very small 58 barrel per day BPD plant that produces renewable diesel or jet fuel from biogas feedstocks. The BioGTL plant is designed to utilize waste gases from landfills, wastewater treatment plants or agricultural digesters. The total resource base in the United States alone is estimated to be large enough to support over 2,000 BioGTL plants.

(2)	FlareBuster is a 500 BPD plant designed for conversion of flared natural gas feed with greatly reduced GHG emissions. The FlareBuster can also be configured to make higher value products like solvents and lubricants from flared, stranded or otherwise compromised natural gas.

These products align with the world’s green energy initiatives by significantly reducing GHG emissions.

Market

The Company is participating in two distinct markets that use products made from its technology: Renewable fuels and flare mitigation. In both markets, the Company’s technology is focused on reducing the total GHG produced from it in the production of synthetic fuels compared to the production of conventional fossil fuels.

At least 64 countries around the world have established targets or mandates for renewable fuels.1 The Company is primarily focused on making renewable fuels for the U.S. market. Renewable fuels made in other countries can be imported into the United States and receive the benefits that are described below. The Company is also focused on making renewable fuels that comply with the California LCFS.

Renewable Fuels Standard (RFS) in the United States

Congress created the renewable fuel standard (“RFS”) program to reduce greenhouse gas emissions and expand the nation’s renewable fuels sector while reducing reliance on imported oil. This program was authorized under the Energy Policy Act of 2005 and expanded under the Energy Independence and Security Act of 2007. (For more information see https://www.epa.gov/renewable-fuel-standard-program/ )

Program Structure

The RFS program was created under the Energy Policy Act of 2005, which amended the CAA. The Energy Independence and Security Act of 2007 (“EISA”) further amended the CAA by expanding the RFS program. The Environmental Protection Agency (“EPA”) implements the program in consultation with U.S. Department of Agriculture and the Department of Energy.

The RFS program is a national policy that requires a certain volume of renewable fuel to replace or reduce the quantity of petroleum-based transportation fuel, heating oil or jet fuel. The four renewable fuel categories under the RFS are:

•	Biomass-based diesel
•	Cellulosic biofuel (Biogas has been determined by the EPA to be “Cellulosic making the Company’s renewable fuels made from biogas qualify as Cellulosic)
•	Advanced biofuel
•	Total renewable fuel

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1 https://www.biofuelsdigest.com/bdigest/2016/01/03/biofuels-mandates-around-the-world-2016/

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The 2007 enactment of EISA significantly increased the size of the program and included key changes, including:

•	Boosting the long-term goals to 36 billion gallons of renewable fuel
•	Extending yearly volume requirements out to 2022
•	Adding explicit definitions for renewable fuels to qualify (e.g., renewable biomass, GHG emissions)
•	Creating grandfathering allowances for volumes from certain existing facilities
•	Including specific types of waiver authorities

Volume Standards as Set Forth in EISA
Year	Cellulosic Biofuel	Biomass-Based Diesel	Advanced Biofuel	Total Renewable Fuel	"Conventional" Biofuel
2018	7.0	*	11.0	26.0	15.0
2019	8.5	*	13.0	28.0	15.0
2020	10.5	*	15.0	30.0	15.0
2021	13.5	*	18.0	33.0	15.0
2022	16.0	*	21.0	36.0	15.0

*statute sets 1 billion gallons minimum, but EPA may raise requirement

Note: There is no statutory volume requirement for "conventional" biofuel. The conventional volumes in the table are calculated (total - advanced) and are certain biofuels that do not qualify as advanced.

The Clean Air Act provides EPA authority to adjust cellulosic, advanced and total volumes set by Congress as part of the annual rule process.

The statute also contains a general waiver authority that allows the Administrator to waive the RFS volumes, in whole or in part, based on a determination that implementation of the program is causing severe economic or environmental harm, or based on inadequate domestic supply.

Fuel Pathways

For a fuel to qualify as a renewable fuel under the RFS program, EPA must determine that the fuel qualifies under the statute and regulations. Among other requirements, fuels must achieve a reduction in GHG emissions as compared to a 2005 petroleum baseline.

EPA has approved fuel pathways under the RFS program under all four categories of renewable fuel. Advanced pathways already approved include ethanol made from sugarcane; jet fuel made from camelina; cellulosic ethanol made from corn stover; compressed natural gas from municipal wastewater treatment facility digesters; and others.

Biomass-based diesel must meet a 50% lifecycle GHG reduction. Cellulosic biofuel must be produced from cellulose, hemicellulose, or lignin feedstock and must meet a 60% lifecycle GHG reduction (biogas has been certified as a cellulosic feedstock). Advanced biofuel can be produced from qualifying renewable biomass (except corn starch) and must meet a 50% GHG reduction.

Renewable (or conventional) fuel typically refers to ethanol derived from corn starch and must meet a 20% lifecycle GHG reduction threshold.

Lifecycle GHG reduction comparisons are based on a 2005 petroleum baseline as mandated by EISA. Biofuel facilities (domestic and foreign) that were producing fuel prior to enactment of EISA in 2007 are “grandfathered” under the statute, meaning these facilities are not required to meet the GHG reductions.

EPA continues to review and approve new pathways, including for fuels made with advanced technologies or with new feedstocks. Certain biofuels are similar enough to gasoline or diesel that they do not have to be blended, but can be simply “dropped in” to existing petroleum-based fuels. These drop-in compatible biofuels directly replace petroleum-based fuels and hold particular promise for the future.

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Program Compliance Basics – Renewable Identification Numbers

Obligated parties under the RFS program are refiners or importers of gasoline or diesel fuel. Compliance is achieved by blending renewable fuels into transportation fuel, or by obtaining credits (called “Renewable Identification Numbers”, or RINs) to meet an EPA-specified Renewable Volume Obligation (RVO).

EPA calculates and establishes RVOs every year through rulemaking, based on the CAA volume requirements and projections of gasoline and diesel production for the coming year. The standards are converted into a percentage and obligated parties must demonstrate compliance annually.

Each fuel type is assigned a “D-code” – a code that identifies the renewable fuel type – based on the feedstock used, fuel type produced, energy inputs and GHG reduction thresholds, among other requirements. The four categories of renewable fuel have the following assigned D-codes:

Cellulosic biofuel is assigned a D-code of 3 (e.g., cellulosic biofuel) or D-code of 7 (cellulosic diesel and jet).

The Company expects the RINs generated by its fuels to be certified as D3 or D7.

Biomass-based diesel is assigned a D-code of 4.

Advanced biofuel is assigned a D-code of 5.

Renewable fuel (non-advanced/conventional biofuel) is assigned a D-code of 6 (grandfathered fuels are also assigned a D-code of 6).

“Renewable identification numbers” or RINs are the credits that obligated parties use to demonstrate compliance with the standard. Obligated parties must obtain sufficient RINs for each category in order to demonstrate compliance with the annual standard.

More information on RINs:

RINs are generated when a producer makes a gallon of renewable fuel. One gallon of ethanol generates one RIN. RINs for other fuels are based on the btu content of the fuel compared to the btu content of ethanol. One gallon of renewable diesel made from biogas generates 1.7 D7 RINs because of its higher btu content. One gallon of renewable jet fuel from biogas generates 1.6 D7 RINs. One gallon of gasoline blendstock (naphtha) made from biogas generates 1.45 D3 RINs. The calculations and classifications must be confirmed by the EPA before RINs are issued.

At the end of the compliance year, obligated parties use RINs to demonstrate compliance.

RINs can be traded between parties. Obligated parties can buy gallons of renewable fuel with RINs attached. They can also buy RINs on the market.

Obligated parties can carry over unused RINs between compliance years. They may carry a compliance deficit into the next year. This deficit must be made up the following year.

The RFS program’s four renewable fuel standards are nested within each other. In other words, the fuel with a higher GHG reduction threshold can be used to meet the standards for a lower GHG reduction threshold. For example, fuels or RINs for advanced biofuel (i.e., cellulosic, biodiesel or sugarcane ethanol) can be used to meet the total renewable fuel standards (i.e., corn ethanol).

The table below shows which RIN type and D-code can be used to demonstrate compliance with the four categories of fuel that together comprise an obligated parties’ renewable volume obligation (RVO):

D-Code	Cellulosic Biofuel	Biomass-Based Diesel	Advanced Biofuel	Total Renewable Fuel
3	X		X	X
4		X	X	X
5			X	X
6				X
7	X		X	X

For cellulosic standards, an additional flexibility is provided. Cellulosic waiver credits (CWC) are offered by EPA at a price determined by formula in the statute. Obligated parties have the option of purchasing CWCs plus an advanced RIN in lieu of blending cellulosic biofuel or obtaining a cellulosic RIN.

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Cellulosic Waiver Credits under the Renewable Fuel Standard Program

Cellulosic fuels have not yet been produced in sufficient amounts to satisfy the volume levels listed in the Clean Air Act. The law allows EPA to reduce the required volume of cellulosic biofuel through waiver. EPA has used this waiver provision each year since 2010.

Under this provision, EPA may reduce the volume of cellulosic RINs required by instead offering obligated parties cellulosic waiver credits (CWCs) at levels no greater than the reduced cellulosic biofuel standard. These waiver credits may be purchased at prices EPA sets using the methodology in the statute. Credits cannot not be traded or banked for future use. They must be used to meet the cellulosic biofuel standard for the year that they are offered.

RIN trading and price information can be found on the EPA website.2

The California LCFS Program

The California Low Carbon Fuel Standard is a market-based program that focuses specifically on reducing carbon intensity of fuels used within California. It was created in 2011 by the California Air Resources Board as part of several AB32 measures to reduce greenhouse gas emissions throughout the state 20% by 2030 and 80% by 2050.

The LCFS program provides several credit generation opportunities to incent production and use of low carbon fuels, increasing attainment of AB32 goals. Below are three ways to generate credits under the LFCS program:

•	Fuel pathway-based crediting: Low-carbon fuels in the California fuel pool can generate credits based on emissions reduced compared to the established CI baseline. These credits incent developers to bring more clean fuel options to California.
•	Project-based crediting: This category includes projects to reduce emissions across the petroleum supply chain as well as carbon capture and sequestration (CCS) using direct air capture.
•	Zero-emissions vehicle infrastructure (Capacity-based) crediting: Installation of hydrogen and DC fast charging electric infrastructure can generate credits based on capacity, then credited in accordance to fuel pathways. Infrastructure for zero emission vehicles, especially medium and heavy duty, is limited; these credits compensate for such limited infrastructure.

Fuel Pathway-Based Crediting:

•	Each LCFS credit represents one metric ton (MT) of Carbon Dioxide reduced. Credits are generated as fuel is consumed within transportation, specifically when the fuel has a CI score lower than the target established by CARB. Fuels with a CI score higher than the CARB target generate deficits. Deficits need to be offset by generating or purchasing LCFS credits.
•	Typically, regulated parties (RPs) such as refiners, petroleum importers and wholesalers are the ones generating credits and/or deficits. Alternative fuel producers can opt-into the program as RPs, if they choose to do so. Each RP along the fuel supply chain can either generate LCFS credits or deficits as they bring fuel into the state of California.
•	Carbon Intensity (“CI”) is used to measure all greenhouse gas emissions associated with the production, distribution and consumption of a fuel. Each year new CI benchmarks are set to reach LCFS program goals. The CI score is part of the equation to establish the amount of credits or deficits a fuel can generate. Each fuel has a range of CI scores, shown in the graph below. Markers represent the CI score for certified fuel pathways and the length of each bar represents the range of CI scores that may be achieved by each fuel. CI scores are developed based on life cycle analysis methodology, with varying scores due to feedstock types, origin, raw material processing efficiencies and use within transportation. Lower CI scores are most favorable because they are the cleanest solutions and therefore, awarded the highest LCFS credit values.
•	RPs that have generated deficits and not enough credits themselves must then find credits to buy and satisfy their required obligation per CARB. Alternative fuel producers, that typically generate more LCFS credits than needed, sell their credits to RPs using the LCFS Credit Banking and Transfer System, which is a CARB-administered platform. Credit owners can only sell to other RP deficit holders, meaning entities not registered by CARB as a regulated party are not allowed to hold LCFS credits.

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2 https://www.energy.gov/sites/prod/files/2019/08/f65/Natural%20Gas%20Flaring%20and%20Venting%20Report.pdf

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Flare Reduction

According to the World Bank, about 150 billion cubic meters (BCM) of gas was released into the atmosphere in 2019 from gas flaring (equal to 5,298 billion cubic feet (“BCF”)/year or 14.5 BCF/day). The United States contributed 17.29 BCM or 11.5% of the total). The CO2 emissions from global flaring is estimated to be 307 million tons, the equivalent of over 60 million Internal Combustion Engine passenger vehicles assuming it is 100% combusted. But flaring it is not 100% efficient. When the harmful effects of the methane that slips by the flares are taken into account, the equivalent number jumps to over 560 million passenger vehicles.

All flares vent some portion of methane due to incomplete combustion caused by a variety of factors. This is known as “methane slip.” Methane slip is a significant problem. In countries that flare it is a much bigger contributor to GHG emissions than the CO2 created by the flares. According to the IPCC Fifth Assessment Report, methane has 86 times the Global Warming Potential (GWP) of CO2 (on a mass basis) on a 20-year timescale and 28 times on the 100-year timescale. (Note, the GWP for methane used to be stated as 25. The IPCC Fifth Report has upgraded that estimate to 28.)

In most cases in the United States, flaring occurs because there is no economic use for the gas which is produced in association with oil production. The Company believes that its FlareBuster product offers an economical solution for flared gas in many circumstances. Other uses for flared gas include generation of electricity, conversion to LNG, CNG or certain chemicals. The economic viability of any option tends to be site specific. Flaring in the United States is regulated at both the federal and state level.3

Competition

We are competing on the national and international level with companies who can offer other uses for biogas and flared gas as well as companies who have developed or are developing technologies that produce liquid transportation fuels from these feedstocks and from other renewable feedstocks such as municipal solid waste, biomass, carbon dioxide and other materials.  Competitors have developed similar processes to ours including catalytic chemical reactions turning synthesis gas (carbon monoxide and hydrogen) into fuels (liquid hydrocarbons, such as diesel or jet fuel) and providing integrated end-to-end processes that convert solid wastes, first to synthesis gas and then to liquid transport fuels.

There are several large companies who have Fischer-Tropsch technology but are not considered competition to the Company because the companies have not attempted to pursue small scale plant development (under 10,000 BPD). The oldest is Sasol who operates several large-scale gas-to-liquids plants in South Africa and one in Qatar. Shell also operates a large-scale plant in Qatar and another smaller plant in Bintulu Malaysia. Exxon and Chevron have also developed Fischer-Tropsch technology but have not, to date, commercialized it. Johnson Matthey (in partnership with BP) has licensed one plant, Fulcrum Bioenergy a MSW to Fuels plant located near Reno, Nevada. BP is an investor in Fulcrum.

The World Bank, under its Global Gas Flaring Reduction program has, for several years, published data on companies developing and/or offering small scale gas to liquids technology4. The most recent version of that report includes several companies that claim to have commercially ready technology, including EFT. Others included are Velocys, Greyrock, Bluescape Clean Fuels (formerly Primus Green Energy), CompactGTL, Infra Technology, GasTechno, Topsoe/MPS, Maverick Synfuels, AUM Energy and BGTL, along with several others who are still in development. Some of these companies have considerably more financial resources than the Company. The technologies and the type and quality of the products made vary widely.

Other uses for biogas and flared gas are also potential competitors to the Company. These other uses may include, but are not limited to, production of electricity, conversion to LNG or CNG, conversion to methanol, conversion to chemicals and, in the case of biogas, clean up and use as renewable natural gas. Each opportunity for feedstock tends to be evaluated based on which available option will provide the best economic solution at that specific location.

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3https://www.energy.gov/sites/prod/files/2019/08/f65/Natural%20Gas%20Flaring%20and%20Venting%20Report.pdf

4 https://www.worldbank.org/en/programs/gasflaringreduction

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Raw Materials/Suppliers

Porocel Industries and Eurosupport are the two manufacturers that manufacture our proprietary catalyst based upon our specifications. For laboratory work the primary raw materials are gases supplied by Airgas that represents more than 5% of our laboratory expenses. Raw materials are ordered and purchased by our licensees while we coordinate ordering processes.

Employees

The Company employs a staff of seven full-time and two part-time employees.

Regulation

Building commercial plants with our technology is subject to several different environmental laws, regulations and permitting requirements administered by the EPA and the states where our facilities may be located, including Clean Air Act requirements as the production of renewable fuels involves the emission of various airborne pollutants.

Intellectual Property

We currently have 16 issued patents with several more pending and in development. Issued patents include 10,836,963, 10,836,634; 10,815,165; 10,662,382; 10,434,506; 10,434,484; 10,329,492; 9,677,005; 9,676,678; 9,358,526; 9,321,641; 9,180,436; 9,062,257; 9,034,208; 8,894,939 and 8,202,917.

Of the 16 issued patents, 5 are for the Fischer-Tropsch (FT) reactor. The FT reactor and the FT catalyst are at the heart of everything we do. The first three reactor patents (10,836,963; 10,662,382 and 10,434,484) are variations on our preferred reactor type. The variations give us flexibility to design for variables with respect to gas composition that we can encounter in a project.

The other two patents (8,894,939 and 8,202,917) are developmental reactor designs. We have no current plans for these designs. They could be useful in the future or we could license them to others. The FT catalyst patents (9,358,526 and 9,180,436) are used in everything we plan to do. The Catalyst activation/regeneration patent (10,434,506) is used with our FT catalyst in everything we do.

The FT shutdown procedure patent (10,329,492) is used in everything we do. The tailgas recycle patent (9,062,257) helps increase yields and is useful in everything we do.

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

The Company’s Property

The Company leases its Tulsa, Oklahoma facility under a lease agreement with an option to purchase, dated August 1, 2020. This option to purchase expires August 1, 2021. Thereafter the landlord grants the Company a thirty day right of first refusal to purchase the property on terms equal or better than terms offered by a purchaser. As of the date of this Offering Circular, the Company has not exercised its option to purchase.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Emerging Fuels Technology Inc. is an energy technology company with a headquarters, research and development, and lab operating facility located in Tulsa, Oklahoma. The Company has a growing patent portfolio with historic operating revenue from laboratory and engineering services, contract research, technology license fees and catalyst sales from multiple licensed projects at various stages of development. The Company is planning to expand its business by using its technology to build, own and operate facilities to profitably turn waste sources of carbon into drop-in compatible fuels and chemicals that greatly reduce GHG emissions.

There are multiple paths for producing renewable fuels and chemicals. Generally, this conversion takes three steps. Step one is conversion of renewable feedstocks into synthesis gas comprising Carbon Monoxide (CO) and Hydrogen (H2) which is sourced from multiple technology providers in the market. The Company has developed technology for steps two and three of the process to convert this synthesis gas to renewable fuels. This technology has taken years to develop, perfect and position for commercialization and the Company is one of a handful of companies with commercially viable technology.

The Company has developed two new configurations of its technology that significantly expands its commercial opportunities. These configurations are: (1) BioGTL, a small (typically 58 BPD plant that produces renewable diesel or jet fuel from biogas feedstocks and (2) FlareBuster, a 500 BPD plant designed for conversion of flared natural gas feed into alternative transportation fuels which greatly reduces GHG emissions when compared to flaring. The Company believes that since both configurations are highly integrated and modular, the capex is reduced and because of the size, the installation schedule is shorter, compared to projects based on solid renewable feedstocks. The FlareBuster can also be configured to make higher value products like solvents and lubricants from flared, stranded or otherwise compromised natural gas. These products align with the world’s green energy initiatives by significantly reducing GHG emissions.

Currently our licensing business includes a client with a commercial licensed plant in start-up, another licensed plant currently under construction, a third in detailed design and the Company is positioned to be the technology provider to a growing number of renewable fuels projects. The Company believes that substantial growth is achievable by using its BioGTL and FlareBuster technology to build, own and operate renewable fuels and chemical plants, solely or in partnership with others. The Company is raising funds to implement a business plan to expand our renewable/alternative fuels business.

Historically our operating results are most influenced by our revenues from technology license fees and catalyst sales. Technology license and catalyst sales are high margin and can also drive laboratory and engineering services. A large portion of our revenue is generated from a small number of clients with relatively large technology license fees and catalyst sales. The timing of these large technology license fees and catalyst transactions are often unpredictable and make revenues and profits fluctuate. For instance, revenue for licensing, which includes catalyst income, was $52,368 for licensing and catalyst income from one client in 2020, compared to $1,765,359 for licensing and catalyst income from two clients in 2019.

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Critical Accounting Policies and Estimates

The Management Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. We base our estimates and assumptions on historical experiences and various other factors that are believed to be reasonable under the circumstances. These estimates and assumptions are evaluated on an ongoing basis. Actual results may differ from previously estimated amounts due to different assumptions or conditions. The following critical accounting policies which involve significant judgements and estimates, are used in the preparation of our financial statements:

Revenue Recognition

The Company generates revenue through contracts in which it (i) sells Fischer-Tropsch catalyst, (ii) provides technology license agreements and (iii) performs lab and engineering services. In general, contracts with the Company provide a license agreement for the use of its intellectual property and catalyst technology, over which the Company holds a significant number of patents. The majority of the Company’s revenue is derived from a small number of significant commercial customers. Revenue is recognized when the Company satisfies a performance obligation by transferring promised goods or services to a customer. Revenue from goods or services is measured as the amount of consideration expected to be received in exchange for the goods and services delivered.

The Company’s licensing agreements provide for the transfer of licensing rights to proprietary technology, which is considered functional intellectual property. The licensing agreements provide for a prepaid royalty along with ongoing royalties based on output. The prepaid royalty is recognized upon execution of the licensing agreement or based on the timeline specified in the agreement. Typically, the licensing agreements contain a process guarantee to the licensee, which provides that the Company guarantees the output of 100% of the plant design capacity as long as the licensee satisfies certain operational requirements. Failure to achieve the guaranteed output may require the Company to repay a portion of the prepaid royalty based on the percent of design capacity achieved. As such, the Company defers recognition of a portion of the prepaid royalty until resolution of the process guarantee. The revenue generated by sales of the catalyst is based on a mark-up of the catalyst costs paid to approved catalyst vendors and recognized as obligations are satisfied by those vendors. Revenue from lab and engineering services is earned on a time and materials or percent complete basis and is recognized as the work is performed. Consideration received prior to satisfying the related performance obligations is deferred and revenue will be recognized when the obligations have been met.

Accounts Receivable and Bad Debts

The Company has receivables that arise from its customer agreements. Losses from uncollectible receivables are accrued when it is probable that a receivable is impaired and the amount of the loss can be reasonably estimated. As of the date of these financial statements, management believes that neither of these conditions exists with regard to receivables and, as such, an allowance for doubtful accounts has not been established.

Long-Lived Assets

The Company assesses all long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that are considered in deciding when to perform an impairment review include significant under-performance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets.

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Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful life. When retired or otherwise disposed of, the related cost and accumulated depreciation are cleared from the respective accounts and the net difference, less any amount realized from the disposition, is reflected in income.

Patents and Trademarks

Patents and trademarks are recorded at cost less accumulated amortization and impairment losses. Amortization is charged on a straight-line basis over the lesser of 20 years from the date of filing or 17 years from the date of issuance, which is the estimated useful economic life. Useful lives are reviewed annually and adjusted if appropriate.

Income Taxes

Deferred income taxes are provided to reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Tax credits are recognized as a reduction to income taxes in the year the credits are earned.

Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%) that the position would be sustained upon examination based solely on the technical merits of the position. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.

Stock-Based Compensation

The Company measures compensation cost for stock option awards at fair value and recognizes compensation over the service period for awards expected to vest. The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model and straight-line amortization of compensation expense over the requisite service period of the grant. The determination of fair value using the Black-Scholes model requires a number of complex and subjective variables. Key assumptions in the Black-Scholes pricing model include the market value and exercise price of the options, the expected term, expected volatility, the risk-free interest rate, and estimated forfeitures.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which establishes new accounting and disclosure requirements for leases. This ASU requires lessees to classify most leases as either finance or operating leases and to initially recognize a lease liability and right-of-use asset. Entities may elect to account for certain short-term leases (with a term of 12 months or less) using a method similar to the current operating lease model. The statements of operations will include, for finance leases, separate recognition of interest on the lease liability and amortization of the right-of-use asset and for operating leases, a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a straight-line basis. ASU No. 2016-02 is effective for the year ending December 31, 2022. The Company is currently assessing the financial impact of this guidance on the financial statements.

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Results of Operations

Year Ended December 31, 2020 Compared to Year ended December 31, 2019

Revenue

The following table summarizes revenues and the percent change to the prior year:

	Year ended December 31,
	2020	2019	% change
Revenue
Lab and licensing	$318,539	$2,640,584	-88%
Engineering and technical	460,626	–
Other	74,967	150,810	-50%
Total revenue	$854,132	$2,791,394	-69%

In 2020, revenues were adversely impacted by the global pandemic. Revenues declined 69% when compared to the prior year as prospective developers delayed projects and clients scaled back lab services. Revenue for licensing, which includes catalyst income, was $52,368 for licensing and catalyst income from one client in 2020 compared to $1,765,359 for licensing and catalyst income from two clients in 2019. Lab services income in 2020 was $266,171 and declined from $875,225 in 2019, primarily due the pandemic which caused project delays in 2020 and project completions without renewals from 2019. Engineering revenues in 2020 were attributable to engineering support for a client start-up at a client plant in Trinidad and Tobago. Other revenue decreased 50% in 2020 compared with 2019 primarily as a result of the decline in lab service income and the associated reimbursable cost billings.

Lab and Engineering Costs

The following table summarizes lab and engineering costs and the percent change to the prior year:

	Year ended December 31,
	2020	2019	% change
Lab and Engineering Costs
Payroll and benefits	$426,572	$496,496	-14%
Subcontracted services	298,802	112,539	166%
Gas costs	174,157	134,144	30%
Other	34,906	49,827	-30%
Total lab and engineering cost	$934,437	$793,006	18%

Lab and engineering costs are the direct costs associated with our engineering and lab services provided for clients and internal purposes such as research and development activities. The decline in payroll and benefits cost in 2020 when compared to 2019 is attributable to lower average headcount in 2020. The increase in subcontracted services in 2020 when compared to 2019 is caused by increased engineering subcontractor cost of $226,089 that was incurred to support an on-site client start-up at a client plant in Trinidad and Tobago. This increased engineering subcontractor cost was offset by $39,826 in lower lab subcontractor costs attributed to lower lab services income. The increase in gas costs in 2020 when compared to 2019 is attributed to increased gas used for catalyst testing and research activities plus an average increase in gas pricing of 7% in 2020. Other costs declined 30% in 2020 when compared to 2019 primarily attributed to the lower revenue in 2020.

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Operating Expenses

The following table summarizes operating expenses and the percent change to the prior year:

	Year ended December 31,
	2020	2019	% change
Operating Expenses
Payroll and benefits	$599,461	$800,519	-25%
Stock-based compensation		314,124	-100%
Contract and professional services	119,541	113,677	5%
Rent	71,041	69,992	1%
Utilities	41,607	45,015	-8%
Depreciation and amortization	43,320	62,504	-31%
Loss on asset impairment	–	16,863	-100%
Other	73,072	76,263	-4%
Total operating expenses	$948,042	$1,498,957	-37%

Operating expenses declined 37% in 2020 when compared to the prior year, the major factors contributing to this change were:

Payroll and benefits declined $201,058 in 2020 when compared to 2019. This 25% decline is attributed to the termination of an executive officer in September of 2019 which included $61,538 of severance costs.

Stock-based compensation of $314,124 was recognized in 2019 as 89 performance-based options, issued to a member of management, vested based on the completion of certain financing goals. Accordingly, the fair value of those options was recorded as stock-based compensation expense.

Depreciation and amortization declined $19,184 in 2020 when compared to 2019 due to equipment that became fully depreciated in 2019.

During 2019, the Company recognized an impairment loss in the amount of $16,863 for unamortized costs associated with the abandonment of a patent project.

Other Income (Expense)

The following table summarizes other income (expense) and the percent change to the prior year:

	Year ended December 31,
	2020	2019	% change
Other Income (Expense)
Gain on forgiveness of loan	$178,185	$–
Other Expense	(1,131)	(2,003)	-44%
Interest income (expense), net	1,157	4,002	-71%
Total other Income (expense)	$178,211	$1,999

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During 2020, in response to the potential financial effects resulting from COVID-19 disruptions, the Company applied for a loan through the Paycheck Protection Program (PPP) under the CARES Act. The Company received the loan funding in April 2020 for $177,000. The loan bears interest at a rate of 1% annually. The Company applied for forgiveness of the entire principal amount, plus accrued interest, with the SBA and the SBA granted forgiveness of $178,185 for the loan and all accrued interest in December 2020.

Other Expense are recognized for state franchise costs of $1,131 in 2020 and $2,003 for 2019.

Interest income (expense), net, includes interest income from interest bearing deposit accounts of $4,409 in 2020 and $4,002 in 2019. In 2020, interest income was partially offset by interest expense from the Paycheck Protection Program loan and the SBA’s Economic Injury Disaster Loan (EIDL) assistance program.

Liquidity and Capital Resources

At December 31, 2020, our principal sources of liquidity consisted of cash and cash equivalents of $805,095 and accounts receivable of $129,891. This compares with December 31, 2019 cash and cash equivalents of $280,279 and accounts receivable of $1,404,126.

During 2020, cash flows from operating activities provided $244,970 primarily as a result of collection of the receivables from the large catalyst sales generated in 2019 that were collected in 2020 and debt forgiveness associated with the Paycheck Protection Program loan. In 2019, cash used by operating activities was $266,095 attributed to the increase in receivables from the large catalyst sales generated in 2019 that were not collected until 2020.

Cash used in investing activities for property and equipment purchases and patent and trademark costs were $37,154 in 2020 and $89,915 in 2019. During 2019, equipment additions included $46,346 in spending for a full-size tube reactor for lab testing equipment.

Financing activities during 2020 included the Company applying for and receiving pandemic relief assistance loans of $177,000 from the Paycheck Protection Program forgivable loan and $150,000 from the SBA’s Economic Injury Disaster Loan (“EIDL”) assistance program. Borrowings under this EIDL loan bear interest at 3.75% per annum and are secured by a security interest on all of the Company’s assets. On August 6, 2021, the EIDL loan was increased to $500,000 and the Company received an additional $350,000 in proceeds. Under this amended loan, the Company is required to make monthly principal and interest payments of $2,534 commencing September 2022. All remaining principal and accrued interest is due and payable September 2050. The loan may be repaid at any time without penalty. Additionally, during 2020, the Company acquired 272 shares of the Company’s Common Stock held by the former shareholder that liquidated its business under Chapter 7 of the U.S. Bankruptcy Code for a purchase price of $10,000, which was agreed to by the bankruptcy trustee. The stock is held in treasury and is reported at cost on the balance sheet as of December 31, 2020. In addition, the Company agreed to take possession of all catalyst owned by the former shareholder and customer and assist with identifying buyers for that catalyst. Upon sale of the catalyst, the Company will share any proceeds remaining after payments to suppliers equally with the bankruptcy trustee.

Historically our operating results and liquidity has been tied to our revenues from technology license fees and catalyst sales. Technology license and catalyst sales are high margin and can drive laboratory and engineering services. A large portion of our revenue is generated from a small number of clients with relatively large technology license fees and catalyst sales. The timing of these large technology license fees and catalyst transactions are often unpredictable and make revenues and profits fluctuate. Previously, the Company’s most recent capital raise was $3.0 million and occurred in December 2015 and the Company has relied on operating results since that last capital transaction.

Currently, clients utilizing our technology have a commercial licensed plant in start-up and another licensed plant is under construction and a third that is in detailed design. When these plants are operational, targeted for 2022, one client has a $3.4 million royalty to be paid over twelve months beginning sixty days after satisfactory completion of a performance test. In addition, these clients’ recurring production royalties are expected to be approximately $40,000 per month.

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In January 2021, the Company applied for and received a Second Draw PPP loan in the amount of $172,600. Subject to the terms and conditions applicable to loans administered by the SBA under the PPP, as amended by the Paycheck Protection Program Flexibility Act of 2020 enacted on June 5, 2020, the unforgiven portion of the PPP loan is payable over a two-year period at an interest rate of 1% annually, with a deferral of payments of principal, interest, and fees until the date on which the SBA conveys the loan forgiveness determination. The Company intends to apply for forgiveness of the entire principal amount, plus accrued interest, with the SBA.

To further address near-term capital needs to support offering costs, the Company offered interested accredited investors the opportunity to participate in a convertible balloon loan with a principal of up to $750,000 and annual interest of 10% and a one (1) year term whereby on the maturity date the investor will have the option to (i) receive a balloon payment for the total amount of the investor’s principal amount invested plus interest or (ii) forgive the balloon loan and receive shares of the Company’s Non-Voting Common Stock at a conversion rate of 1 share for each $0.50 of the investor’s principal plus interest (the “Convertible Balloon Loans”). At the date of this Offering Circular, investors have invested $750,000 in the Convertible Balloon Loans.

Furthermore, in connection with the Convertible Balloon Loans, the Company issued the investors warrants to purchase the Company’s Non-Voting Common Stock at a rate of 1 warrant for each $0.50 of the principal amount of the Convertible Balloon Loans with an exercise price of $0.50 per share and a ten (10)-year term. As of the date of this Offering Circular, the Company has issued a total of 1,500,000 warrants.

With the completion of this offering, the Company believes that substantial growth is possible by using its BioGTL and FlareBuster technology to build, own and operate renewable fuels and chemical plants, solely or in partnership with others. Possible profits generated by operating BioGTL and FlareBuster plants, when combined with royalties from licensing our technologies and catalyst sales provide the Company the opportunity to have recurring revenues and sustainable operations.

Trend Information

Interest in renewable fuels has been increasing over the last year. The Company has experienced a higher level of inquiries from project developers to license our technology for biomass to liquid fuels and CO2 to fuels projects. We expect this trend to continue for the foreseeable future. Our BioGTL plant design gives the Company another entry into the renewable fuels space. The increased interest in renewable fuels is also causing an increase in activity in our research lab associated with our licensee projects or potential licensee projects.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers and directors are as follows.

Name	Position	Age	Term of Office (if indefinite give date appointed)	Approximate hours per week (if part-time/full-time)
Executive Officers:
Kenneth L. Agee	President	64	Since 10/29/2010	40
Mark A. Agee	VP Business Development	68	Since 04/29/2014	40
Edwin L. Holcomb Jr.	Chief Accounting Officer	63	Since 07/27/2017	40

Directors:
Kenneth L. Agee	Chairman	64	Since 10/29/2010	4
Edwin L. Holcomb Jr.	Director	63	Since 08/03/2015	4
Katie Marie Werner	Director	44	Since 05/11/2021	1
Raymond Lee Witten	Director	67	10/14/2014-10/04/2016; 04/18/2017 to present	1
Terry Lee Ingle	Director	69	Since 02/28/2012	1

Significant Employees:
Gary Ronald Young	Manager of Laboratory Services	46	Since 01/11/2008	40
James William Engman	Manager of Technical Services	72	Since 01/11/2008	30

Kenneth L. Agee, Founder, President and Director, has a background in crude oil refining and natural gas processing. In 1984, he formed Syntroleum Corporation a publicly traded company where he held the position of CEO and did extensive GTL development with several large oil companies between 1990 and 2007. In 2007, Mr. Agee formed EFT where he has worked to establish a growing contract research and technology licensing business while developing novel approaches to FT catalysis, reactor design, process integration and product upgrading that will significantly reduce the construction and operating cost of small, modular plants. Mr. Agee holds a degree in Chemical Engineering from Oklahoma State University and is listed on 26 issued U.S. patents and 3 pending patents. Kenneth Agee is the brother of Mark Agee.

Mark A. Agee, VP of Business Development, has spent his entire career growing technology companies, from start-up through IPO, having taken two companies public. Mr. Agee was one of the original investors in Syntroleum, founded by his brother Kenneth Agee in 1984. Ten years later, he joined the Company as VP of Finance and later became its President/COO. During his tenure with Syntroleum, he negotiated several partnerships, joint R&D agreements and license agreements with 7 international oil companies. He led Syntroleum’s public offering in 2000. Mr. Agee’s involvement with EFT began in 2010 where he has focused primarily on business development, strategy and licensing. He holds a degree in chemical engineering from the University of Tulsa and is listed on 10 issued U.S. patents all in the field of synthetic or renewable fuels.

Edwin L. Holcomb Jr., Chief Accounting Officer and Director, has eight years of public accounting and 31 years of corporate finance experience. He has held positions of VP of Finance, Chief Accounting Officer, and Controller prior to joining EFT and has over 10 years directing the SEC reporting at Docucorp International, EXE Technologies and Memorex Telex. Mr. Holcomb is a CPA and holds a BSBA degree majoring in Accounting from the University of Tulsa.

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Ronnie Young, Lab Manager, joined the Company from Syntroleum Corporation where he was a supervisory chemist. Mr. Young has a background in oil and gas production and farming/ranching. While earning a M.S. in Chemistry from the University of Oklahoma, Mr. Young gained applicable experience in the synthesis, handling, and characterization techniques for air and moisture sensitive materials. As the lab manager for the Company, Mr. Young continues to direct lab operations which have expanded beyond small scale to various pilot plant reactor designs and capabilities. Additionally, Mr. Young has worked to make improvements in Fischer-Tropsch catalyst formulation, preparation, and characterization methods in support of two commercial catalyst manufacturers.

James W. Engman, Technical Services Manager, joined the Company from Syntroleum Corporation and has spent over 20 years working in the laboratory supporting the development of FT catalyst and related process technologies. Mr. Engman has managed the catalyst development laboratory for both Syntroleum and the Company. Mr. Engman has provided technical support for both our FT reactor and catalyst development activities and our extensive hydro-processing development activities. This included developing catalyst and process parameters for production of jet, diesel, solvents and base oils. Prior to his work in the FT, Mr. Engman was the Laboratory Director for National Analytical Laboratories an environmental testing service laboratory. Mr. Engman holds a B.S. in Biochemistry from the University of Minnesota and an M.S. in Chemistry from St. Mary’s University of Texas.

Terry L. Ingle, Director, is the President and part owner of Mingo Manufacturing Inc. in Owasso, Oklahoma. Mr. Ingle has held that position 20 of the past 23 years. Mingo Manufacturing is an engineering and machine shop with heavy emphasis in the design and manufacture of downhole submersible and surface mounted oil pumping equipment. Mingo Manufacturing has been in business since 1981. Mr. Ingle’s main duty is to oversee the day-to-day operations of the Company. Mr. Ingle graduated from Oklahoma State University in 1978 with a Bachelor of Science degree in Mechanical Engineering Design Technology.

Ray L. Witten, Director, is the Vice President and part owner of Mingo Manufacturing Inc. in Owasso, Oklahoma. Mr. Witten has held that position for the last 40 years. Mingo Manufacturing is an engineering and machine shop with heavy emphasis in the design and manufacture of downhole submersible and surface mounted oil pumping equipment. Mingo Manufacturing Inc. has been in business since 1981. Mr. Witten oversees the design and production of new product lines for Mingo Manufacturing. Mr. Witten graduated from Oklahoma State University in 1979 with a Bachelor of Science degree in Mechanical Engineering Design Technology.

Katie M. Werner, Director, is the Director of Strategic Planning of the Black & Veatch Gas, Fuels and Chemicals Business.  Ms. Werner is an Associate Vice-President at Black & Veatch who oversees operations, strategy and human resources for Black & Veatch’s global Gas, Fuels and Chemicals.  Ms. Werner graduated from University of Mississippi with a Bachelor of Science degree in Civil Engineering.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020 we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Kenneth L. Agee	President	220,000	0	220,000
Mark A. Agee	VP Business Development	200,000	0	200,000
Edwin L. Holcomb Jr.	Chief Accounting Officer	95,000	0	95,000

For the fiscal year ended December 31, 2020, our directors were not paid any compensation for their services. There are five (5) directors in this group.

Each of the Company’s officers have entered into employment agreements with the Company. Under his employment agreement, Ken Agee is paid a salary of $220,000. He is eligible to receive performance bonuses. Any bonus will be based on the achievement of goals and milestones established by the Company’s board of directors. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of 3 months’ salary and benefits and any amounts of compensation not yet paid at the date of termination. In the event of a change of control of the Company (as defined in the agreement), if his employment is terminated for any reason other than death, disability, retirement, just cause or Good Reason (as defined in the agreement), he is eligible to receive severance of up to 18 months’ salary. In either instance of termination, he is also eligible to be paid a pro rata portion of any bonus determined by the board of directors, in its sole discretion, to be paid to employees for the year in which the termination occurred.

Under his employment agreement, Mark Agee is paid a starting salary of $200,000. He is eligible to receive performance bonuses. Any bonus will be based on the achievement of goals and milestones established by the Company’s board of directors. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of 3 months’ salary and benefits. In the event of a change of control of the Company (as defined in the agreement), if his employment is terminated for any reason other than death, disability, retirement, just cause or Good Reason (as defined in the agreement), he is eligible to receive severance of up to 18 months’ salary. In either instance of termination, he is also eligible to be paid a pro rata portion of any bonus determined by the board of directors, in its sole discretion, to be paid to employees for the year in which the termination occurred.

Under his employment agreement, Ed Holcomb is currently paid a salary of $95,000 that is not reflected in the employment agreement, but agreed to between Mr. Holcomb and the Company. He is eligible to receive performance bonuses. Any bonus will be based on the achievement of goals and milestones established by the Company’s board of directors. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of 3 months’ salary and benefits. In the event of a change of control of the Company (as defined in the agreement), if his employment is terminated for any reason other than death, disability, retirement, just cause or Good Reason (as defined in the agreement), he is eligible to receive severance of up to 18 months’ salary. In either instance of termination, he is also eligible to be paid a pro rata portion of any bonus determined by the board of directors, in its sole discretion, to be paid to employees for the year in which the termination occurred.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of July 22, 2021, after giving effect to the Stock Split, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (4) (5)	Percent of class (1)
Common Stock	The Kenneth L. Agee Trust dated May 18, 2007 (2) 13137 South Yorktown Avenue, Bixby, OK 74008	12,000,000.00		43.87%
Common Stock	Rafael Luis Espinoza 5026 Oak Leaf Drive, Tulsa, OK 74131	5,930,000.00		21.68%
Common Stock	Kym Brian Arcuri (deceased) 9427 E. 54th St., Suite A, Tulsa, OK 74145	5,370,000.00		19.63%
Common Stock	All current officers and directors as a group (6 people)	16,002,941.40	2,810,000.00	67.17%
Series A Preferred Stock	Black & Veatch Corp. (“B&V”) (3) 11401 Lamar Ave., Overland Park, KS 66211	3,766,588.20		100%
Series A Preferred Stock	All current officers and directors as a group (6 people)	0	0	0%

(1)	The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding number of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.
(2)	Mr. Agee is a trustee of the trust and may be deemed to beneficially own the shares held by the trust.
(3)	Ms. Werner, an officer of B&V and a member of our board of directors who serves as B&V’s designee, does not individually own any securities of the Company and disclaims beneficial ownership of such shares held by B&V.
(4)	Does not include 500,000 and 500,000 options held by officers that will vest if the Company raises more than $15 million and $30 million, respectively, in this offering.
(5)

Does not include up to 630,000 shares of Non-Voting Common Stock issuable upon conversion of $150,000 in principal amount of Convertible Balloon Loans, plus accrued interest (assuming a conversion date on the first anniversary of the issuance of such Convertible Balloon Loans), or upon exercise of 300,000 warrants, each held by executive officers. See “MD&A – Liquidity and Capital Resources.”

39

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

B&V:

B&V owns all (100%) of the Company’s Series A Preferred Stock.

On December 2, 2015, the Company and B&V entered into a Stock Purchase Agreement under which EFT sold the Series A Preferred Stock to B&V. Under the Stock Purchase Agreement, B&V has a put option that it may exercise at any time on or after the fifth anniversary of the agreement (or December 2, 2020). B&V can require the Company to repurchase all of the Series A Preferred Stock from B&V at a per share price based on the Company’s then-current enterprise value.

On May 11, 2021, the Company and B&V entered into a further agreement to extend the date upon which B&V could exercise such put option from December 2, 2020 to December 2, 2022; provided, however, if the Company does not close on a minimum of $15,000,000 of additional capital on or before June 30, 2022, then B&V may exercise such put option immediately or at any time thereafter. In addition, under the agreement, the Company must (i) pay dividends to B&V under certain circumstances (see “Shares Being Offered – Series A Preferred Stock”) and (ii) use B&V as its engineering, procurement, and construction contractor on all of the Company’s micro-GTL (BioGTL) projects under certain circumstances for a period of 5 years (or until May 11, 2026).

On December 2, 2015, the Company and B&V entered into the First Amended and Restated Collaboration Agreement under which (among other things and subject to other terms and conditions) (i) the Company will recommend only B&V for engineering, procurement and construction services related to projects that utilize the Company’s technology, (ii) the Company will grant to B&V the right to represent the Company’s technology on a worldwide basis and (iii) the Company will use B&V for fabrication and/or fabrication management services to provide pre-engineered truckable skids and/or modules (subject to the Company’s agreement with Mingo GTL, LLC). The term of this agreement is for a period of 10 years from the effective date (or until December 2, 2025).

Mingo GTL, LLC:

Mingo GTL, LLC (“Mingo”) is controlled by Terry Ingle and Ray Witten, each a shareholder and director of the Company. On March 11, 2016, the Company and Mingo entered into the Third Amended and Restated Manufacturing and Technical Support Agreement under which (among other things and subject to certain terms and conditions) (i) Mingo will provide certain support services to the Company pertaining to any advanced fixed bed items (including, module, reactors, or components or any assemblies or parts therefor) and (ii) Mingo will have the option to manufacture certain advanced fixed bed items (including, module, reactors, or components or any assemblies or parts therefor). The term of this agreement is for a period of 10 years following the date on which the Company provides an engagement notice to Mingo with automatic 5-year renewal terms unless terminated by either party upon 30 days’ prior written notice to the other party; provided, however, if the Company has never provided an engagement notice to Mingo, then the term of the agreement is for a period of 10 years from the effective date (or until March 11, 2026). To date, the Company has not provided an engagement notice to Mingo.

40

SECURITIES BEING OFFERED

General

The Company is offering up to 20,833,333 shares of Non-Voting Common Stock. The following description summarizes important terms of the Company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), filed with the Oklahoma Secretary of State, and the company’s amended bylaws, copies of which have been filed as exhibits 2.1 and 2.2 to the Offering Statement of which this Offering Circular is a part.

For a complete description of the Company’s capital stock, you should refer to the Company’s Certificate, and amended bylaws, and applicable provisions of the Oklahoma General Corporation Act.

The authorized capital stock of the Company consists of 3 classes designated, respectively, Common Stock, $0.000001 par value per share, Non-Voting Common Stock, par value $0.000001 per share and Preferred Stock, $0.000001 par value per share. On July 20, 2021, the Company effected a 10,000-for-1 split of its outstanding Common Stock and Preferred Stock, and also designated a new class of Common Stock – Non-Voting Common Stock (the “Stock Split”). Under the Certificate, the authorized capital stock of the Company consists of 110,000,000 shares of Common Stock, 110,000,000 shares of Non-Voting Common Stock, and 20,000,000 shares of Preferred Stock, of which 6,280,000 have been designated as Series A Convertible Participating Preferred Stock (“Series A Preferred Stock”) and 13,720,000 are undesignated. As of the date of this Offering Circular, the outstanding capital stock includes 27,352,941.40 shares of Common Stock and 3,766,588.20 shares of Series A Preferred Stock. As of June 30, 2021, the total number of shares subject to awards under the 2013 Equity Award Plan was 1,470,000, after giving effect to the Stock Split.

Common Stock

Voting Rights

Holders of shares of Common Stock are entitled to one (1) vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Holders of Non-Voting Common Stock, which is being offering in this offering, have no voting rights, except as required by law.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, if and when as may be declared payable by the board of directors from time to time from funds for payment of dividends. Except as required by the terms of the Series A Preferred Stock, the Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

Holders of Common Stock are entitled to liquidation payments after holders of the Preferred Stock have been paid in full from any remaining available assets of the Company. Any payments will be distributed among the holders of shares of Common Stock and Non-Voting Common Stock, pro rata based on the number of shares of Common Stock into which the Non-Voting Common Stock is convertible at the time of the distribution.

Rights and Preferences

Except as set forth in the Shareholders Agreement, holders of our Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Common Stock.

41

Non-Voting Common Stock

No Voting Rights

Except as provided by law, the shares of Non-Voting Common Stock do not have voting rights at any meeting of the stockholders of the Company. The number of authorized shares of Non-Voting Common Stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of a majority of the holders of the Company’s capital stock entitled to vote.

Dividend Rights

Holders of Non-Voting Common Stock, based on the number of shares of Common Stock into which such shares of Non-Voting Common Stock may be converted, if and when as may be declared payable by the board of directors from time to time from funds for payment of dividends. Except as required by the terms of the Series A Preferred Stock, the Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

Holders of Non-Voting Common Stock are entitled to liquidation payments after holders of the Preferred Stock have been paid in full from any remaining available assets of the Company. Any payments will be distributed among the holders of shares of Common Stock and Non-Voting Common Stock, pro rata based on the number of shares of Common Stock into which the Non-Voting Common Stock is convertible at the time of the distribution.

Conversion Rights

Each share of Non-Voting Common Stock will automatically convert, on a one-to-one basis, into such number of fully paid and nonassessable shares of Common Stock as may be adjusted from time to time, upon the earliest of: (i) the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act , (ii) the closing of a merger, reverse merger or consolidation between the Company and another entity in which the surviving entity’s common stock is registered under the Securities Act of 1933, or (iii) the date specified by written consent or agreement of the holders of a majority of the issued and outstanding Common Stock and Series A Preferred Stock.

Series A Preferred Stock

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series A Preferred Stock could be converted. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Common Stock, on an as converted to Common Stock basis.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends, if and when as may be declared payable by the board of directors from time to time from funds for payment of dividends. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

No dividend may be declared, nor may another distribution be made, on shares of Common Stock or on any shares of Preferred Stock that rank junior to the Series A Preferred Stock until holders of the Series A Preferred Stock have been paid a cumulative per share amount of dividends equal to $0.796477 (as adjusted for any stock combinations or splits), which is the adjusted per share purchase price paid to the Company for the Series A Preferred Stock (the “Per Share Purchase Price”), which totals $3 million.

42

Conversion Rights

Shares of Series A Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the Company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate for the Series A Preferred Stock is one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event any stock combinations or splits.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering of Common Stock, registered under the Securities Act or once the holders of Series A Preferred Stock have been paid a cumulative dividends equal to the Per Share Purchase Price.

Liquidation Rights

Upon the voluntary or involuntary dissolution, winding up or liquidation of the Company, holders of the Series A Preferred Stock will be entitled to receive, from the assets of the Company available for distribution to shareholders, an amount equal to the Per Share Purchase Price for each outstanding share of Series A Preferred held less the cumulative amount of any dividends previously received (the “Liquidation Amount”). If the Company’s assets are insufficient to pay the full Liquidation Amount, the holders of Series A Preferred Stock and Preferred Stock, if any, ranking equal to the Series A Preferred Stock will share ratably in the distribution of any assets of the Company.

Shareholders Agreement

The Company and all of its Common Stock and Series A Preferred Stock shareholders are parties to the Shareholders Agreement under which (among other things) each of The Kenneth L. Agee Trust, B&V, Terry Ingle, and Ray Witten is entitled to designate one person to the Company’s board of directors and all such Common Stock and Series A Preferred Stock shareholders have agreed to vote for such designees. The Company grants the parties to the Shareholders Agreement preemptive rights prior to the consummation of any proposed issuance or sale by the Company of any shares of its capital stock, including any treasury shares, except in the event that (i) the Company issues any Non-Voting Common Stock or any Common Stock upon the conversion of any Non-Voting Common Stock or Preferred Stock or (ii) the Company issues any capital stock, or options, pursuant to the 2013 Equity Award Plan and/or pursuant to any subsequently approved equity compensation plan approved by a majority of the directors of the Company. The parties to the Shareholders Agreement have also agreed to certain restrictions on transfer of their securities and to tag-along rights in the event of certain permitted transfers.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

43

FINANCIAL STATEMENTS

44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Emerging Fuels Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Emerging Fuels Technology, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Transactions and improper revenue recognition

Significant judgment is exercised by the Company in determining revenue recognition for its customer agreements. Given these factors and due to the number of significant transactions, the related audit effort in evaluating management’s judgments in determining revenue recognition for these customer agreements was extensive and required a high degree of auditor judgment.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2021

Houston, TX

August 2, 2021

F-1

Emerging Fuels Technology, Inc.

Balance Sheets

December 31, 2020 and 2019

	2020	2019
ASSETS

Current assets
Cash	$805,095	$280,279
Accounts receivable	129,891	1,404,126
Gas inventory	10,739	15,030
Prepaid expenses	9,559	2,013
Total current assets	955,284	1,701,448

Property and equipment, net	140,494	154,935
Intangible assets, net	176,205	167,930
Other assets	36,403	8,745

Total assets	$1,308,386	$2,033,058

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$66,286	$91,588
Accrued expenses	59,922	23,906
Deferred revenue	–	25,250
Total current liabilities	126,208	140,744

Deferred revenue	605,750	605,750
Debt	150,000	–

Total liabilities	881,958	746,494

Commitments and contingencies
Preferred stock, par value $.000001 per share; 20,000,000 shares authorized; 3,766,588 shares issued and outstanding in 2020 and 2019	3,000,000	3,000,000

Stockholders' equity (deficit)
Common stock, par value $.000001 per share; 110,000,000 shares authorized; 30,073,029 shares issued and 27,352,941 outstanding in 2020; 30,073,029 shares issued and outstanding in 2019	32	32
Additional paid in capital	9,323,803	9,323,803
Treasury stock, at cost; 2,720,088 and 0 shares in 2020 and 2019, respectively	(10,000)	–
Accumulated deficit	(11,887,407)	(11,037,271)

Total stockholders' equity (deficit)	(2,573,572)	(1,713,436)

Total liabilities and stockholders' equity (deficit)	$1,308,386	$2,033,058

 See Notes to Financial Statements

F-2

Emerging Fuels Technology, Inc.

Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenue
Lab and licensing	$318,539	$2,640,584
Engineering and technical	460,626	–
Other	74,967	150,810
Total revenue	854,132	2,791,394

Lab and Engineering Costs
Payroll and benefits	426,572	496,496
Subcontracted services	298,802	112,539
Gas costs	174,157	134,144
Other	34,906	49,827
Total lab and engineering costs	934,437	793,006

Operating Expenses
Payroll and benefits	599,461	800,519
Stock-based compensation	–	314,124
Contract and professional services	119,541	113,677
Rent	71,041	69,992
Utilities	41,607	45,015
Depreciation and amortization	43,320	62,504
Loss on asset impairment	–	16,863
Other	73,072	76,263
Total operating expenses	948,042	1,498,957

Income (Loss) from Operations	(1,028,347)	499,431

Other Income (Expense)
Gain on forgiveness of loan	178,185	–
Other expense	(1,131)	(2,003)
Interest income (expense), net	1,157	4,002
Total other income (expense)	178,211	1,999

Net income (loss)	$(850,136)	$501,430

Net income (loss) per common share - basic	$(0.03)	$0.02
Net income (loss) per common share - diluted	$(0.03)	$0.01

Weighted average number of common shares outstanding:
Basic	29,707,866	30,073,029
Diluted	29,707,866	35,209,617

 See Notes to Financial Statements

F-3

Emerging Fuels Technology, Inc.

Statements of Changes in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2020 and 2019

	Common Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total	Mezzanine Equity

Balances - January 1, 2019	30,073,029	$32	$9,009,679	$–	$(11,538,701)	$(2,528,990)	$3,000,000

Stock-Based Compensation	–	–	314,124	–	–	314,124	–

Net Income for the Year Ended December 31, 2019	–	–	–	–	501,430	501,430	–

Balances - December 31, 2019	30,073,029	32	9,323,803	–	(11,037,271)	(1,713,436)	3,000,000

Purchase of Treasury Stock	(2,720,088)	–	–	(10,000)	–	(10,000)	–

Net Loss for the Year Ended December 31, 2020	–	–	–	–	(850,136)	(850,136)	–

Balances - December 31, 2020	27,352,941	$32	$9,323,803	$(10,000)	$(11,887,407)	$(2,573,572)	$3,000,000

 See Notes to Financial Statements

F-4

Emerging Fuels Technology, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(850,136)	$501,430

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Gain on forgiveness of loan	(178,185)	–
Loss on asset impairment	–	16,863
Depreciation and amortization	43,320	62,504
Stock-based compensation	–	314,124
Changes in operating assets and liabilities:
Accounts receivable	1,274,235	(1,375,912)
Gas inventory	4,291	(10,976)
Prepaid expenses	(7,546)	2,868
Other assets	(27,658)	(473)
Accounts payable	(25,302)	46,760
Accrued expenses	37,201	(39,908)
Deferred revenues	(25,250)	216,625
Net cash provided by (used in) operating activities	244,970	(266,095)

Cash Flows From Investing Activities
Purchase of property and equipment	(18,796)	(60,780)
Patent and trademark costs	(18,358)	(29,135)
Net cash used in investing activities	(37,154)	(89,915)

Cash Flows From Financing Activities
Proceeds from note payable	150,000	–
Proceeds from PPP loan	177,000	–
Purchase of treasury stock	(10,000)	–
Net cash provided by financing activities	317,000	–

Increase (decrease) in cash	524,816	(356,010)

Cash and Cash Equivalents-Beginning	280,279	636,289

Cash and Cash Equivalents-Ending	$805,095	$280,279

Supplemental Disclosures:
Cash paid for interest	$–	$–

 See Notes to Financial Statements

F-5

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1           Summary of Significant Accounting Policies

Nature of Business

Emerging Fuels Technology, Inc. (the Company) is a well-established energy technology company with a research and development facility in Tulsa, Oklahoma. The Company has a growing portfolio of 19 granted or pending patents and trademarks with revenue from contract research, license fees and catalyst sales from multiple licensed projects at various stages of development. The Company is focused on using its technology to reduce greenhouse gas emissions and produce low carbon fuels and chemicals.

Subsequent Events

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through August 2, 2021, the date that the financial statements were available to be issued. No other subsequent events other than those disclosed at Note 16.

Basis of Accounting

The Company reports on the accrual basis of accounting which recognizes income when earned and expenses when incurred.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk with respect to cash. The Company also routinely assesses the financial strength of its customers and, as a consequence, believes that the accounts receivable credit risk exposure is limited.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable and Bad Debts

The Company has receivables that arise from its customer agreements. Losses from uncollectible receivables are accrued when it is probable that a receivable is impaired and the amount of the loss can be reasonably estimated. As of the date of these financial statements, management believes that neither of these conditions exists with regard to receivables and, as such, an allowance for doubtful accounts has not been established.

F-6

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1           Summary of Significant Accounting Policies - Continued

Long-Lived Assets

The Company assesses all long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that are considered in deciding when to perform an impairment review include significant under-performance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful life. When retired or otherwise disposed of, the related cost and accumulated depreciation are cleared from the respective accounts and the net difference, less any amount realized from the disposition, is reflected in income.

Depreciation is provided for on the straight-line method over the following estimated useful lives:

Years
Lab Equipment	7
Office Furniture and Equipment	5
Computers	3

Patents and Trademarks

Patents and trademarks are recorded at cost less accumulated amortization and impairment losses. Amortization is charged on a straight-line basis over the lesser of 20 years from the date of filing or 17 years from the date of issuance, which is the estimated useful economic life. Useful lives are reviewed annually and adjusted if appropriate.

Income Taxes

Deferred income taxes are provided to reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Tax credits are recognized as a reduction to income taxes in the year the credits are earned.

Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%) that the position would be sustained upon examination based solely on the technical merits of the position. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.

Stock-Based Compensation

The Company measures compensation cost for stock option awards at fair value and recognizes compensation over the service period for awards expected to vest. The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model and straight-line amortization of compensation expense over the requisite service period of the grant. The determination of fair value using the Black-Scholes model requires a number of complex and subjective variables. Key assumptions in the Black-Scholes pricing model include the market value and exercise price of the options, the expected term, expected volatility, the risk-free interest rate, and estimated forfeitures.

F-7

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1           Summary of Significant Accounting Policies - Continued

Advertising

The Company expenses all advertising costs as incurred.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and debt borrowings approximates fair value due to the nature and maturity of these instruments.

Earnings Per Share

Basic earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share calculations include any dilutive effect of potential common shares. The computation of diluted earnings per share for the year ended December 31, 2020 excluded the impact of the assumed conversion of the Series A preferred stock, and the assumed exercise of warrants and stock options, because they would have been anti-dilutive. The earnings per share data presented in the statements of operations reflects the effect of a 10,000 to 1 stock split approved in July 2021 (see Note 16).

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which establishes new accounting and disclosure requirements for leases. This ASU requires lessees to classify most leases as either finance or operating leases and to initially recognize a lease liability and right-of-use asset. Entities may elect to account for certain short-term leases (with a term of 12 months or less) using a method similar to the current operating lease model. The statements of operations will include, for finance leases, separate recognition of interest on the lease liability and amortization of the right-of-use asset and for operating leases, a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a straight-line basis. ASU No. 2016-02 is effective for the year ending December 31, 2022. The Company is currently assessing the financial impact of this guidance on the consolidated financial statements.

Note 2           Revenue Recognition

The Company generates revenue through contracts in which it (i) sells Fischer-Tropsch catalyst, (ii) provides technology license agreements and (iii) performs lab and engineering services. In general, contracts with the Company provide a license agreement for the use of its intellectual property and catalyst technology, over which the Company holds a significant number of patents. The majority of the Company’s revenue is derived from a small number of significant commercial customers. Revenue is recognized when the Company satisfies a performance obligation by transferring promised goods or services to a customer. Revenue from goods or services is measured as the amount of consideration expected to be received in exchange for the goods and services delivered.

The Company’s licensing agreements provide for the transfer of licensing rights to proprietary technology, which is considered functional intellectual property. The licensing agreements provide for a prepaid royalty along with ongoing royalties based on output. The prepaid royalty is recognized upon execution of the licensing agreement or based on the timeline specified in the agreement. Typically, the licensing agreements contain a process guarantee to the licensee, which provides that the Company guarantees the output of 100% of the plant design capacity as long as the licensee satisfies certain operational requirements. Failure to achieve the guaranteed output may require the Company to repay a portion of the prepaid royalty based on the percent of design capacity achieved. As such, the Company defers recognition of a portion of the prepaid royalty until resolution of the process guarantee. The revenue generated by sales of the catalyst is based on a mark-up of the catalyst costs paid to approved catalyst vendors and recognized as obligations are satisfied by those vendors. Revenue from lab and engineering services is earned on a time and materials or percent complete basis and is recognized as the work is performed. Consideration received prior to satisfying the related performance obligations is recorded as deferred revenue and revenue will be recognized when the obligations have been met.

F-8

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 3           Property and Equipment

Property and equipment consisted of the following at December 31:

	2020	2019

Lab Equipment	$771,630	$753,835
Office Furniture and Equipment	105,896	105,529
Computers	26,353	25,719
	903,879	885,083
Less: Accumulated Depreciation	(763,385)	(730,148)

Property and Equipment, Net	$140,494	$154,935

Depreciation expense amounted to $33,237 and $53,290 for the years ended December 31, 2020 and 2019, respectively.

Note 4           Intangible Assets

Intangible assets consisted of the following at December 31:

	2020	2019

Patents and Trademarks	$221,344	$202,986
Less: Accumulated Amortization	(45,139)	(35,056)

Intangible Assets, Net	$176,205	$167,930

Amortization expense amounted to $10,083 and $9,214 for the years ended December 31, 2020 and 2019, respectively. Amortization expense for each of the next five years will be approximately $12,700. An impairment loss in the amount of $16,863 was recognized in 2019 for unamortized costs associated with the abandonment of a patent project.

Note 5           Debt

On September 3, 2020, the Company entered into a loan authorization and agreement with the United States Small Business Administration (SBA), as lender, pursuant to the SBA’s Economic Injury Disaster Loan (EIDL) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Borrowings under this loan are $150,000 and bear interest at 3.75% per annum. The loan is secured by a security interest on all of the Company’s assets. Under this loan, the Company is required to make monthly principal and interest payments of $731 commencing September 2022. All remaining principal and accrued interest is due and payable September 3, 2050. The loan may be repaid at any time without penalty.

F-9

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 5           Debt - Continued

Estimated maturities on the above obligation are as follows:

December 31,	2021	$–
	2022	–
	2023	2,212
	2024	3,286
	2025	3,411
	Thereafter	141,091

		$150,000

Note 6           Income Taxes

The current tax expense relates to state taxes. The differences between income taxes computed using the statutory U.S. federal income tax rate and the effective rate is primarily due to state taxes and the effect of the valuation allowance.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31 are as follows:

	2020	2019
Depreciation	$(26,563)	$(26,241)
Stock-Based Compensation	170,903	170,903
Patents	(45,355)	(43,225)
Deferred Revenue	155,920	162,419
Net Operating Losses	2,631,045	2,357,712
	2,885,950	2,621,568
Valuation Allowance	(2,885,950)	(2,621,568)

Net Noncurrent Deferred Tax Asset	$–	$–

The Company has performed the required assessment of positive and negative evidence regarding the realization of deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred income tax assets and liabilities and estimates of projected future taxable income.

F-10

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 6           Income Taxes - Continued

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the Company’s historical net losses, management did not believe that it was more likely than not that the Company would realize the benefits of these deferred tax assets as of December 31, 2020 and 2019 and, accordingly, a full valuation allowance was recorded against the deferred tax assets.

As of December 31, 2020, the Company has federal and state net operating loss carryforwards of approximately $10.2 million to offset future taxable income, which expire beginning in 2031.

The Company files a U.S. federal income tax return for which the statute of limitations remains open for the 2017 tax year and beyond. U.S. state jurisdictions have statutes of limitations ranging from 3 to 6 years.

Note 7           Stock Option Plan

The Company has an equity award plan (the Plan), which allows for the grant of equity-based compensation awards to management, key employees and non-employee directors. Under the Plan, the Company is authorized to grant up to 7,030,000 equity awards. The Company has issued stock options under the Plan which contain certain vesting requirements based on service or the achievement of certain performance goals. Included in outstanding options as of December 31, 2020 and 2019 are 890,000 performance-based options issued to a member of management, which vest based on the completion of certain financing goals. Management determined that the performance objectives were achieved during 2019 and the related options became fully vested. Accordingly, the fair value of those options in the amount of $314,124 was recorded as stock-based compensation expense during 2019.

There were no equity awards during 2020 and 2019. There were 1,470,000 stock options outstanding and exercisable as of December 31, 2020 and 2019 with a weighted-average exercise price per share of $0.8557 and a weighted-average remaining contractual life of 2.5 years.

Note 8           Preferred Stock

The Company entered into a stock purchase agreement dated December 2, 2015, whereby the Company issued 3,766,588.2 shares of Series A Convertible Participating Preferred Stock (Series A Stock), par value $0.000001 per share, for a purchase price of $3,000,000 or $0.796477 per share.

The stock purchase agreement provided that the shareholder shall have the right to require the Company to repurchase all or a portion of its Series A shares at any time on or after the fifth anniversary of the issuance of the shares. This put option originally terminated no later than 10 years after issuance. In May 2021, the stock purchase agreement was amended to change the put option right to any time on or after the seventh anniversary of the issuance of the shares, unless the Company does not complete a funding raise of at least $15 million on or before June 30, 2022 in which case the put option timeframe reverts back to the fifth anniversary. In addition, the term of the put option was extended from 10 years to 12 years after issuance.

F-11

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 8           Preferred Stock - Continued

The holders of the Series A Stock are entitled to receive dividends, if and when declared payable. No dividends shall be paid or declared on shares of common stock or any other shares of preferred stock having preferential rights to dividends ranking junior to the rights of the Series A Stock until the holders of shares of Series A Stock have been paid a cumulative per share amount in dividends equal to the original per share purchase price.

In connection with the May 2021 amendment, the Company agreed to pay to the Series A shareholder a dividend of 30% of the unencumbered royalties, as defined. This dividend will cease upon the earlier of the following: (i) payment of cumulative dividends equal to the original purchase price, (ii) the termination of the put option, (iii) the conversion of all Series A shares to shares of common stock.

In the case of liquidation, before any payment is made to the holders of shares of common stock, the holders of shares of the Series A Stock shall be entitled to receive the original per share purchase price less cumulative paid dividends. Any residual assets will be shared ratably between the holders of the Series A Stock, common stockholders and any other series of preferred stock.

The holders of the Series A Stock shall have the right to convert the shares into common stock at a rate of one-to-one.

Holders of the Series A Stock shall be entitled to a Board seat and shall have the right to vote on all matters submitted to a vote of shareholders and shall be entitled to that number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Stock could be converted.

The Series A preferred stock shares are accounted for outside of permanent equity due to the terms of the repurchase provision of the preferred stock.

Note 9           Shareholder Transaction

During 2020, a former shareholder and customer of the Company liquidated its business under Chapter 7 of the U.S. Bankruptcy Code. In connection with this liquidation, the Company repurchased 272 shares of the Company’s common stock held by the former shareholder for a purchase price of $10,000, which was agreed to by the bankruptcy trustee. The stock is held in treasury, with shares presented on the balance sheet and statements of changes in stockholders’ equity (deficit) on a post-split basis, and is reported at cost on the balance sheet as of December 31, 2020.

In addition, the Company agreed to take possession of all catalyst owned by the former shareholder and customer and assist with identifying buyers for that catalyst. Upon sale of the catalyst, the Company will share any proceeds remaining, after payments to suppliers, equally with the bankruptcy trustee.

F-12

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 10         Warrants

The Company issued stock purchase warrants to certain shareholders in connection with the sale of common and preferred stock. The warrants entitle the holder to purchase shares of common stock at a price per share specified in the warrant agreement. As of December 31, 2020 and 2019, warrants to purchase 1,240,000 shares of common stock were outstanding with a weighted-average exercise price per share of $1.30. The warrants expire in 2024.

Note 11         Major Customers

During the year ended December 31, 2020, approximately 59% of the Company’s sales were derived from one customer. As of December 31, 2020, accounts receivable from this customer totaled approximately $49,000. During the year ended December 31, 2019, approximately 79% of the Company’s sales were derived from three customers. As of December 31, 2019, accounts receivable from two of these customers totaled approximately $1,079,000 and $292,000, respectively.

Note 12         Operating Lease

The Company leases its Tulsa, Oklahoma facility. The lease arrangement was amended effective August 1, 2020 and requires monthly rent payments through July 31, 2023. The Company leased this facility on a month-to-month basis for 2019 and 2020, prior to executing the amendment. In addition, the Company has several other month-to-month leases.

Total rent expense incurred for the years ended December 31, 2020 and 2019 was approximately $71,000 and $70,000, respectively.

Minimum future annual rental payments due under the operating leases, excluding the month-to-month leases, are as follows:

December 31,	2021	$64,574
	2022	65,316
	2023	38,101

Total		$167,991

Note 13         Retirement Plan

The Company sponsors a defined contribution plan (the Plan) designed to meet the requirements of Section 401(k) of the Internal Revenue Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and covers substantially all of its employees. Employees who are eligible to participate in the Plan are able to make employee contributions. There were no employer contributions to the Plan during the years ended December 31, 2020 and 2019.

F-13

EMERGING FUELS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 14         COVID-19 Impact

In March 2020, the coronavirus outbreak was declared to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, the Company may experience disruptions to their business, customers and suppliers, which could negatively impact the Company’s operating results in future periods.

In response to the potential financial effects resulting from these disruptions, the Company applied for a loan through the Paycheck Protection Program (PPP) under the CARES Act. The Company received the loan funding in April 2020 for $177,000. The loan bears interest at a rate of 1% annually. The Company applied for forgiveness of the entire principal amount, plus accrued interest, with the SBA and the SBA granted forgiveness of the loan and all accrued interest in December 2020.

Note 15         Commitments and Contingencies-Legal Items

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Note 16         Subsequent Events

In January 2021, the Company applied for and received a Second Draw PPP loan in the amount of $172,600. Subject to the terms and conditions applicable to loans administered by the SBA under the PPP, as amended by the Paycheck Protection Program Flexibility Act of 2020 enacted on June 5, 2020, the unforgiven portion of the PPP loan is payable over a two-year period at an interest rate of 1% annually, with a deferral of payments of principal, interest, and fees until the date on which the SBA conveys the loan forgiveness determination. The Company intends to apply for forgiveness of the entire principal amount, plus accrued interest, with the SBA.

On July 20, 2021, the Company effected a 10,000 to 1 stock split of its common stock and preferred stock. On the effective date of the stock split, (i) each share of common and preferred stock was increased to 10,000 shares; (ii) the number of shares of common stock into which each outstanding warrant or stock option to purchase common stock is exercisable were proportionately increased on a 10,000 to 1 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock were proportionately decreased on a 1 to 10,000 basis. All share numbers, share prices, and exercises prices have been adjusted, on a retroactive basis, to reflect this stock split.

On July 20, 2021, the Company approved the following matters: (a) the number of authorized shares of common stock was increased to 110,000,000; (b) the number of authorized shares of preferred stock was increased to 20,000,000; (c) a new class of non-voting common stock was approved with authorized shares equal to 110,000,000; (d) performance-based stock options to acquire 1,200,000 shares of common stock at a per share exercise price of $0.5045 were granted to two members of management.

F-14

PART III

INDEX TO EXHIBITS

2.1	Second Amended and Restated Certificate of Incorporation, as amended
2.2	Bylaws
3.1	Sixth Amended and Restated Shareholders Agreement *
3.2	Stock Purchase Agreement dated December 2, 2015, as amended *
4.1	Form of Subscription Agreement
6.1	Broker Agreement with Dalmore Group, LLC *
6.2	Employment Agreement of Kenneth Agee *
6.3	Employment Agreement of Mark Agee *
6.4	Employment Agreement of Edwin Holcomb *
6.5	2013 Equity Award Plan, as amended *
8	Form of Escrow Agreement
11	Auditor’s Consent
12	Opinion of Covey Law Firm, PLLC

*Previously filed.

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 10, 2021.

EMERGING FUELS TECHNOLOGY, INC.

By    /s/ Kenneth L. Agee

Name:  Kenneth L. Agee

Title:    President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

       /s/ Kenneth L. Agee

Name: Kenneth L. Agee

Title: President and Director

Date: September 10, 2021

       /s/ Edwin L. Holcomb Jr.

Name: Edwin L. Holcomb Jr.

Title: Chief Accounting Officer, principal financial officer and Director

Date: September 10, 2021

       /s/ Terry L. Ingle

Name: Terry L. Ingle

Title: Director

Date: September 10, 2021

       /s/ Raymond L. Witten

Name: Raymond L. Witten

Title: Director

Date: September 10, 2021

       /s/ Katie M. Werner

Name: Katie M. Werner

Title: Director

Date: September 10, 2021

16